Exhibit 10.2

EXECUTION VERSION

Published CUSIP Number: 60935QAK2

SECOND LIEN CREDIT AGREEMENT

DATED AS OF JUNE 26, 2019

AMONG

MONEYGRAM INTERNATIONAL, INC.,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

v

EXHIBITS AND SCHEDULES

Schedules

Commitment Schedule
Schedule 2	–	Scheduled Restricted Investments (Section 1.01) and Specified Securities (Section 1.01)
Schedule 5.08	–	Subsidiaries
Schedule 5.13	–	Ownership of Properties
Schedule 6.14	–	Existing Indebtedness
Schedule 6.16	–	Investment Writedowns
Schedule 6.17(i)	–	Existing Investments
Schedule 6.18	–	Existing Liens
Schedule 6.19	–	Existing Affiliate Transactions

Exhibits

Exhibit A	–	Form of Note
Exhibit B	–	Form of Assignment and Assumption Agreement
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Solvency Certificate
Exhibit E	–	Auction Procedures

SECOND LIEN CREDIT AGREEMENT

Second Lien Credit Agreement dated as of June 26, 2019 among MoneyGram International, Inc., a Delaware corporation (the “Borrower”), as the borrower, each Subsidiary of the Borrower specified on the signature pages hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., a national banking association (“Bank of America”), as Administrative Agent and as Collateral Agent.

R E C I T A L S

1. The Borrower has requested the Lenders, and the Lenders have agreed, to extend credit to the Borrower in the form of $245.0 million of Closing Date Term Loans on the Closing Date as a senior secured second lien credit facility.

2. Therefore, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Act” is defined in Section 9.13.

“Additional Revolving Facility” has the meaning given to such term in the First Lien Credit Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance of funds hereunder made by the Lenders on the Closing Date.

“Affected Lender” is defined in Section 2.23(b).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Affiliated Lender” means, at any time, any Lender that is a Sponsor at such time; provided that, notwithstanding the foregoing, “Affiliated Lender” shall not include the Borrower, any Subsidiary of the Borrower, any Specified Debt Fund or any natural person.

“Agent Parties” is defined in Section 10.12.

“Agreement” means this second lien credit agreement, as it may be further amended, restated, amended and restated or otherwise modified and in effect from time to time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Bank of America and Wells Fargo Securities, LLC, and each of their respective successors, in their capacity as joint lead arranger.

“ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01) and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Auction Procedures” means the auction procedures with respect to non-pro rata assignments of Loans pursuant to Sections 12.01(h) and 12.01(i) set forth in Exhibit E hereto.

“Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of any Person, acting singly and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Unless otherwise specified herein, each reference to an “Authorized Officer” shall be deemed to be a reference to an Authorized Officer of the Borrower. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” has the meaning specified in the introductory paragraph to this Agreement.

“Basket Amount” means, at any time, the sum of:

(a) the Retained Excess Cash Flow Amount at such time; plus

(b) 100% of the aggregate amount of cash contributed to the common equity capital of the Borrower following the Closing Date (other than (i) by a Subsidiary of the Borrower, (ii) proceeds of a Specified Equity Contribution or (iii) proceeds of a First Lien Specified Equity Contribution); plus

(c) to the extent a positive amount and not already included in Excess Cash Flow, an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower of any Subsidiary in respect of any Investment made after the Closing Date pursuant to Section 6.17(a) or 6.17(t) utilizing the then-available Remaining Basket Amount, provided that the Basket Amount should not at any time be increased by any proceeds received under the SPA.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficial Ownership” and “Beneficially Own” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 9.15(b) hereof.

“Bookrunners” means Bank of America and Wells Fargo Securities, LLC and each of their respective successors, in their capacities as joint bookrunners.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” is defined in Section 6.01.

“Borrowing Notice” is defined in Section 2.11.

“Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Borrower with any Person (other than, in the case of clause (b)(A) of the definition of “Change of Control”, any sale of the Capital Stock of the Borrower) or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Borrower of all or substantially all of its assets.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s office is located.

“Calculation Date” is defined in Section 1.07.

“Call Premium” means, for a prepayment, refinancing or replacement of Closing Date Term Loans described in Section 2.10(b) and occurring (i) prior to the first anniversary of the Closing Date, 6.00% of the Closing Date Term Loans subject to such prepayment, refinancing or replacement, (ii) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 5.00% of the Closing Date Term Loans subject to such prepayment, refinancing or replacement, (iii) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 4.00% of the Closing Date Term Loans subject to such prepayment, refinancing or replacement, (iv) on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, 3.00% of the Closing Date Term Loans subject to such prepayment, refinancing or replacement, (v) on or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, 2.00% of the Closing Date Term Loans subject to such prepayment, refinancing or replacement and (vi) on or after the fifth anniversary of the Closing Date, 0.00% of the Closing Date Term Loans; provided that clause (i) and clause (ii) above shall not apply if the “make-whole” premium is due pursuant to the terms of Section 2.10(b).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). The Purchase Agreement Equity shall be Capital Stock, whether or not classified as indebtedness for purposes of GAAP.

“Cash and Cash Equivalents” means:

(a) U.S. dollars, Canadian dollars, Australian dollars or Pounds Sterling;

(b) (x) euros or any national currency of any participating member state of the EMU or (y) such local currencies held from time to time in the ordinary course of business;

(c) Government Securities;

(d) securities issued by any agency of the United States or U.S. government-sponsored enterprise, which may or may not be backed by the full faith and credit of the United States, in each case maturing within 24 months or less and, in the case of securities issued by a government-sponsored enterprise that is not backed by the full faith and credit of the United States, with a rating, or guaranteed on a senior basis by an entity with a rating of its senior unsecured debt, of A3/A- or better from two of the following three rating agencies: (i) Moody’s, (ii) S&P or (iii) Fitch Ratings, Inc.;

(e) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, banker’s acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000 in the case of a domestic bank and $250,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign bank;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 13 months after the date of creation thereof;

(g) investment funds investing not less than 95% of their assets in securities of the types described in clauses (a) through (f) above or clause (i) below;

(h) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i) overnight repurchase obligations for underlying securities or other investments of the types described in clauses (a) through (h) above with any bank or trust company organized under the laws of any state of the United States or any national banking association or any government securities dealer which is listed as reporting to the market statistics division of the Federal Reserve Bank of New York, in each case with such entity having capital and surplus in excess of $500,000,000 in the case of a domestic entity and $250,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign entity; and

(j) Scheduled Restricted Investments.

“Change” is defined in Section 3.02.

“Change in Control” means the occurrence of any of the following:

(a) any Person (other than the Sponsors) acquires Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the then-outstanding voting securities of the Borrower entitled to vote generally in the election of directors (“Outstanding Corporation Voting Stock”);

(b) the consummation of a Business Combination pursuant to which either (A) the Persons that were the Beneficial Owners of the Outstanding Corporation Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns the Borrower or all or substantially all of the Borrower’s assets either directly or through one or more subsidiaries), or (B) any Person (other than the Sponsors) Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination;

(c) the failure by the Borrower to directly or indirectly own 100% of the Capital Stock of MPSW or MoneyGram Payment Systems, Inc., a Delaware corporation (“MPSI”), in each case, other than in connection with the merger of MPSW or MPSI with and into the Borrower or another Guarantor; or

(d) the adoption of a plan relating to the liquidation of the Borrower.

“Closing Date” means June 26, 2019.

“Closing Date Term Loans” means Loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) to the Collateral Agent pursuant to any Collateral Document.

“Collateral Agent” means Bank of America, in the capacity of collateral agent for the Lenders and the other Secured Parties named in the Collateral Documents.

“Collateral Documents” means each security agreement, pledge agreement, mortgage and other document or instrument pursuant to which security is granted to the Collateral Agent pursuant hereto for the benefit of the Secured Parties to secure the Obligations, including without limitation that certain Second Lien Security Agreement, Second Lien Pledge Agreement, Second Lien Trademark Security Agreement and Second Lien Patent Security Agreement, in each case dated as of the Closing Date and made between the Borrower and one or more other Loan Parties and the Collateral Agent and as amended, supplemented or otherwise modified and in effect from time to time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Acceptance. The amount of each Lender’s Commitment is set forth on the Commitment Schedule or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as the case may be. The Commitment of each Lender, if any, shall be immediately and automatically reduced by the principal amount of Loans made by such Lender pursuant to Section 2.01.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Compliance Certificate” means a compliance certificate delivered and/or required to be delivered pursuant to Section 6.01, in substantially the form of Exhibit C and signed by a Financial Officer.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, Consolidated Interest Expense of such Person for such period, but excluding (A) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of indebtedness at less than par, (B) debt refinancing costs, debt retirement costs, fees and costs of entering into and unwinding Rate Management Transactions, administrative agency fees and rating agency fees and (C) interest not paid in cash, whether in such period or any other.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Subsidiaries for such period on a consolidated basis.

“Consolidated EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) to the extent deducted in computing the Consolidated Net Income of such Person for such period by:

(i) provision for taxes based on income or profits or capital gains of such Person and its Subsidiaries (including any tax sharing arrangements) and, without duplication, any tax settlements, costs or adjustments; plus

(ii) Consolidated Interest Expense of such Person (including costs of surety bonds in connection with financing activities, to the extent included in Consolidated Interest Expense); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person; plus

(iv) any fees and expenses incurred, or any amortization thereof regardless of how characterized by GAAP, in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, asset sale, issuance, early retirement or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred as a result of any such transaction; plus

(v) other non-cash charges reducing the Consolidated Net Income of such Person, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(vi) the amount of any minority interest expense deducted in calculating the Consolidated Net Income of such Person (less the amount of any cash dividends or distributions paid to the holders of such minority interests); plus

(vii) (A) non-recurring or unusual losses or expenses (including costs and expenses of litigation), (B) Government Settlement Costs and (C) severance, legal settlement, forfeiture, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, the amount of any restructuring charges or reserves deducted, including any restructuring costs incurred in connection with acquisitions, costs related to the closure, opening and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, transition costs associated with transferring operations offshore and other transition costs, signing, retention and completion bonuses, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing and amortization of signing bonuses; provided that the aggregate amount of adjustments pursuant to this clause (a)(vii) that are both (1) losses, expenses, costs or charges incurred and (2) a type or category of Consolidated EBITDA add-back not utilized by the Borrower in the calculation of “Adjusted EBITDA” as set forth in any of its financial statements covering any fiscal quarter ending in 2017 or 2018 or the first quarter of 2019, shall not exceed 10% of Consolidated EBITDA for any period, as calculated before giving effect to any of such adjustments (it being understood and agreed that Government Settlement Costs are a type and category of Consolidated EBITDA add-back utilized by the Borrower in the calculation of “Adjusted EBITDA” in its financial statements during such periods).

(b) to the extent deducted or added in computing Consolidated Net Income of such Person for such period, increased or decreased by (without duplication) any non-cash net loss or gain resulting from currency remeasurements of indebtedness;

(c) to the extent deducted or added in computing Consolidated Net Income of such Person for such period, increased or decreased by (without duplication) any loss or gain resulting from Rate Management Transactions; and

(d) decreased (without duplication) to the extent included in computing Consolidated Net Income of such Person for such period by:

(i) non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus

(ii) non-recurring or unusual gains increasing Consolidated Net Income of such Person and its Subsidiaries.

“Consolidated Interest Expense” means with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income for such period (including (A) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Rate Management Obligations or other derivative instruments pursuant to ASC Topic 815 (Derivatives and Hedging)), (D) the interest component of Finance Lease Obligations and (E) net payments, if any, pursuant to interest rate Rate Management Obligations with respect to Indebtedness); plus

(b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of clarity, no obligations in respect of Purchase Agreement Equity, whether or not classified as indebtedness in accordance with GAAP, shall constitute interest expense.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Subsidiaries calculated on a consolidated basis for such period; provided, however, that, to the extent included in Net Income for such period and without duplication:

(i) there shall be excluded in computing Consolidated Net Income (A) all extraordinary gains and losses and (B) solely for the purpose of determining the Basket Amount at any time, all non-recurring or unusual losses or expenses (including costs and expenses of litigation and Government Settlement Costs) and costs, fees and expenses of the Transactions;

(ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(iii) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(iv) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(v) the Net Income for such period of any Person that is not a Subsidiary thereof or that is accounted for by the equity method of accounting, shall be excluded, except to the extent of the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;

(vi) solely for the purpose of determining the Basket Amount at any time, the Net Income or loss for such period of any Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or such income has been dividended or distributed to the Borrower or any of its Subsidiaries without such restriction (in which case the amount of such dividends or distributions or other payments that are actually paid in cash (or converted into cash) to the referent Person in respect of such period shall be included in Net Income); provided, however, that for the avoidance of doubt, any restrictions based solely on (1) financial maintenance requirements imposed as a matter of state regulatory requirements or (2) the type of restriction set forth in Section 6.18(q) or excluded from the definition of Liens pursuant to clause (b) or (d) of the definition thereof shall not result in the exclusion of Net Income (loss); and provided further that any net loss of any Subsidiary of such Person shall not be excluded pursuant to this clause (vi);

(vii) without duplication of any amount excluded under clause (vi) above, and solely for the purpose of determining the Basket Amount at any time, any amount deducted in arriving at Excess Cash Flow for the relevant period pursuant to clause (xviii) of the definition thereof shall be deducted in arriving at Consolidated Net Income for the Borrower for such period;

(viii) any net after-tax income (loss) from the early extinguishment of Indebtedness or Rate Management Obligations or other derivative instruments shall be excluded;

(ix) any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income (or loss) generated by, or from the sale or disposition of, any assets included in the Scheduled Restricted Investments;

(x) any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income (or loss) generated by, or from the sale or disposition of, any Specified Security or any asset included in the Restricted Investment Portfolio;

(xi) any impairment charge or asset write-off pursuant to ASC Topic 350 (Intangibles-Goodwill and Others) or ASC Topic 360 (Property, Plant and Equipment) and the amortization of intangibles arising pursuant to ASC Topic 805 (Business Combinations) will be excluded;

(xii) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock by management of the Borrower in connection with the Transactions shall be excluded; and

(xiii) any non-cash items included in the Consolidated Net Income of the Borrower as a result of an agreement of the Sponsors or the Borrower in respect of any equity participation shall be excluded.

For purposes of clarity, any impact in respect of Purchase Agreement Equity, whether or not classified as indebtedness in accordance with GAAP, shall be excluded from Consolidated Net Income.

Notwithstanding the foregoing, for the purpose of Section 6.13 only and in order to avoid double counting, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments made by the Borrower and its Subsidiaries, any repurchases and redemptions of Investments from the Borrower and its Subsidiaries, any repayments of loans and advances that constitute Investments by the Borrower or any Subsidiary, in each case to the extent such amounts increase clause (c) of the definition of Basket Amount.

“Consolidated Total Indebtedness” means, at any time, the amount of Indebtedness of the type referred to in clauses (i), (iii), (iv) and (v) of the definition thereof.

“Contingent Obligation” is defined in the definition of Indebtedness.

“Contract” is defined in Section 5.03.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Covered Entity” has the meaning specified in Section 9.15(b) hereof.

“Covered Party” has the meaning specified in Section 9.15 hereof.

“CPA Change” means (x) any adoption or change in law, order, policy, rule or regulation, in each case to the extent occurring or arising after the Closing Date, (y) any request, rule, guideline or directive to implement or further effect the policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (z) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (any of the foregoing, an “Implementation”), which shall be deemed to be effective on the date on which Implementation is adopted or effected (and not on the date on which such act was initially enacted).

“Credit Extension” means the making of an Advance.

“Default” means an event described in Article 7.

“Default Interest” is defined in Section 2.14.

“Default Right” has the meaning specified in Section 9.15(b) hereof.

“Defaulting Lender” means an Affected Lender of the type described in clause (iii) or (iv) of Section 2.23(b) (other than an Affected Lender of the type described in subclause (y) of clause (iii) of Section 2.23(b) if the applicable writing or public statement relating to such Lender’s obligation to fund a Loan hereunder states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, is specifically identified in such writing or public statement) cannot be satisfied).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disgorged Recovery” means the portion, if any, of any payment or other distribution received by a Lender in satisfaction of Obligations of a Loan Party to such Lender, that is required in any Insolvency Proceedings or otherwise to be disgorged, turned over or otherwise paid to such Loan Party, such Loan Party’s estate or creditors of such Loan Party, whether because the transfer of such payment or other property is avoided or otherwise, including, without limitation, because it was determined to be a fraudulent or preferential transfer.

“Disqualified Affiliate Lender” is defined in Section 12.01(i).

“Disqualified Assignee” is defined in Section 12.01(i).

“Disqualified Institutions” means those (a) (i) banks and financial institutions and (ii) other Persons that are, in the case of this clause (ii), competitors of the Borrower and its Subsidiaries (“Competitors”), in each case that are identified by the Borrower as such in writing to the Administrative Agent (who will inform the Lenders by making available a list of Disqualified Institutions) on or prior to the Closing Date, (b) any Affiliate of any of the foregoing that is reasonably identifiable solely on the basis of its name, provided that any Person that is a Lender or Participant and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender or a Participant, as applicable) shall be deemed to not be a Disqualified Institution hereunder (in the case of any such Participant that is not a Lender, solely with respect to the participations held by such Participant).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale) in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees, directors, managers or consultants of the Borrower or its Subsidiaries (or their direct or indirect parent) or by any such plan to such employees, directors, managers, consultants (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to its voluntary or involuntary liquidation preference.

“Dollars” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Dutch Auction” means an auction conducted by the Borrower, any of their Subsidiaries or an Affiliated Lender in order to purchase Loans as contemplated by Section 12.01(h) or Section 12.01(j), as applicable, in accordance with the procedures set forth in Exhibit E.

“DQ List” is defined in Section 12.01(k).

“ECF Percentage” means, for any fiscal year of the Borrower, if the Secured Leverage Ratio determined on the last day of such fiscal year is greater than 3.500:1.000, 75%, and if less than or equal to 3.500:1.000, 0%.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.01(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.01(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any Subsidiary of the Borrower or any Affiliated Lender (it being understood that assignments to the Borrower, any Subsidiary of the Borrower or an Affiliated Lender may only be made pursuant to Section 12.01(h) or Section 12.01(i), as applicable). For the avoidance of doubt, no Specified Debt Fund shall be deemed to be an Affiliate of the Borrower or any Sponsor for purposes of the definition of “Eligible Assignee”.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means any Laws relating to pollution, emissions, contamination, the indoor or outdoor environment, human health and safety as such relates to the environment or natural resources or the use, treatment, storage, disposal, transport, handling, cleanup, or remediation of any hazardous or toxic substance.

“Equity Purchase Agreement” means that certain Amended and Restated Purchase Agreement, dated as of March 17, 2008, among the Borrower and the several “Investors” named therein, including all exhibits and schedules thereto, as in effect on the Original Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable rule or regulation issued thereunder.

“ERISA Event” means, with respect to Borrower or any member of the Controlled Group, (a) the withdrawal of Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA, with the attendant incurrence of liability by the Borrower or any member of the Controlled Group in accordance with Section 4062 of ERISA; (b) the filing of a notice of intent to terminate a Plan or the treatment of an amendment to a Plan as a termination under section 4041 of ERISA at a time when the Plan has Unfunded Liabilities; (c) the institution of proceedings to terminate a Plan by the PBGC; (d) the determination that a Plan is considered to be an “at-risk” Plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (e) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the excess, if any, of:

(a) the sum, without duplication, for such period of:

(i) Consolidated EBITDA of the Borrower for such period (it being understood, for avoidance of doubt, that any Specified Equity Contribution and any First Lien Specified Equity Contribution shall not increase Consolidated EBITDA for purposes of this definition);

(ii) foreign currency translation gains received in cash related to currency remeasurements of indebtedness (including any net cash gain resulting from Rate Management Transactions), to the extent not otherwise included in calculating such Consolidated EBITDA;

(iii) net cash gains resulting in such period from Rate Management Obligations and the application of ASC Topic 815 (Derivatives and Hedging) and International Accounting Standards No. 39 and their respective pronouncements and interpretations, to the extent not otherwise included in calculating such Consolidated EBITDA, including pursuant to clause (ii) of EBITDA;

(iv) extraordinary, unusual or nonrecurring cash gains (other than gains on asset sales in the ordinary course of business, including Portfolio Securities), to the extent not otherwise included in calculating such Consolidated EBITDA; and

(v) to the extent not otherwise included in calculating such Consolidated EBITDA, cash gains from any sale or disposition outside the ordinary course of business (excluding gains from Prepayment Events to the extent an amount equal to the Net Proceeds therefrom was applied to the prepayment of Loans pursuant to Section 2.10(c) or to the prepayment of First Lien Loans pursuant to Section 2.10(c) of the First Lien Credit Agreement);

minus

(b) the sum, without duplication, for such period of (in each case, except as expressly provided in clauses (vi) and (xvi) below, to the extent the same increased or was not otherwise deducted in determining such Consolidated EBITDA for such period):

(i) the amount of any taxes, including taxes based on income, profits or capital, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes (to the extent added in calculating such Consolidated EBITDA), and including penalties and interest on any of the foregoing, in each case, payable in cash by the Borrower and its Subsidiaries (to the extent not otherwise deducted in calculating such Consolidated EBITDA);

(ii) Consolidated Interest Expense, including costs of surety bonds in connection with financing activities (to the extent included in Consolidated Interest Expense), to the extent payable in cash and not otherwise deducted in calculating such Consolidated EBITDA;

(iii) foreign currency translation losses paid in cash related to currency remeasurements of indebtedness (including any net cash loss resulting from Rate Management Transactions), to the extent not otherwise deducted in calculating such Consolidated EBITDA;

(iv) without duplication of amounts deducted pursuant to this clause (iv) or clause (xvi) below in respect of a prior fiscal year, capital expenditures of the Borrower and its Subsidiaries made in cash prior to the date the applicable Excess Cash Flow prepayment is required to be made pursuant to Section 2.10(d);

(v) repayments of long-term Indebtedness (including (i) payments of the principal component of Finance Lease Obligations, (ii) the repayment of Loans pursuant to Section 2.10 (but excluding prepayments of Loans to the extent already deducted from Excess Cash Flow pursuant to clause (ii) of Section 2.10(d)), (iii) the repayment of the First Lien Loans pursuant to Section 2.10 of the First Lien Credit Agreement and (iv) the aggregate amount of any premium, make-whole or penalties paid in connection with any such repayments of Indebtedness, made by the Borrower and its Subsidiaries, but only to the extent that, in each case, such repayments (x) by their terms cannot be reborrowed or redrawn and (y) are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)) and increases in Consolidated Net Income due to a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or condemnation or similar proceeding) but not in excess of the amount of such increase;

(vi) without duplication of amounts deducted pursuant to this clause (vi) or clause (xvi) below in respect of a prior fiscal year, the amount of Investments permitted by Section 6.17 (other than Investments in (x) Cash Equivalents and (y) the Borrower or any of its Subsidiaries, or any Investment funded with the proceeds of Indebtedness) made by the Borrower and its Subsidiaries in cash prior to the date the applicable Excess Cash Flow prepayment is required to be made pursuant to Section 2.10(d);

(vii) letter of credit fees paid in cash, to the extent not otherwise deducted in calculating such Consolidated EBITDA;

(viii) extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating such Consolidated EBITDA;

(ix) cash fees and expenses incurred in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, asset sale, the issuance or repayment of any Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any cash charges or cash non-recurring merger costs incurred during such period as a result of any such transaction or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated);

(x) cash charges or losses added to such Consolidated EBITDA pursuant to clauses (vi) or (vii) of the definition thereof (including all Government Settlement Costs) or to Consolidated Net Income pursuant to clauses (ii), (viii), (ix), (x) or (xi) of the definition thereof; provided that with respect to the Specified Government Settlement Cost, the Borrower may (at its discretion) reduce Excess Cash Flow dollar-for-dollar by all or a portion of such Specified Government Settlement Cost for the Excess Cash Flow Period ending December 31, 2019, and any amount not so applied shall reduce Excess Cash Flow dollar-for-dollar for the Excess Cash Flow Period ending December 31, 2020;

(xi) the amount of Restricted Payments made pursuant to clause (d), (f), (g) or (j) of Section 6.13, to the extent not funded with the proceeds of a substantially contemporaneous incurrence of Indebtedness;

(xii) cash expenditures in respect of Rate Management Obligations (including net cash losses resulting in such period from Rate Management Obligations and the application of ASC Topic 815 and International Accounting Standards No. 39 and their respective pronouncements and interpretations), to the extent not otherwise deducted in calculating such Consolidated EBITDA, including pursuant to clause (b) or such Consolidated EBITDA;

(xiii) to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business;

(xiv) cash payments by the Borrower and its Subsidiaries in respect of long-term liabilities (other than Indebtedness) of the Borrower and its Subsidiaries;

(xv) the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed and signing bonus expenditures;

(xvi) without duplication of amounts deducted from Excess Cash Flow in respect of a prior fiscal year, the aggregate consideration required to be paid in cash by the Borrower and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Investments permitted by Section 6.17 (other than Investments (x) in Cash Equivalents, (y) in the Borrower or any of its Subsidiaries and (z) to be funded with the proceeds of Indebtedness incurred for such purpose) or capital expenditures to be consummated or made plus cash restructuring expenses to be incurred, in each case, during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year; provided that to the extent the aggregate amount actually utilized to finance such capital expenditures or Investments during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xvii) to the extent added to Consolidated Net Income and not deducted in determining Consolidated EBITDA, Net Proceeds received by the Borrower or any Subsidiary of the Borrower from the sale or other disposition of, or any payment of principal of, or return on investment in respect of, Specified Securities; and

(xviii) to the extent added in determining Consolidated Net Income and not deducted in determining Consolidated EBITDA, any portion of “Excess Cash Flow”, determined pursuant to all of the preceding clauses of this definition, that is attributable to a Subsidiary of the Borrower that is required to maintain a minimum net worth or similar requirement under applicable law, rule or regulation or by order, decree or power of any Governmental Entity, to the extent (and only to the extent) that the payment of cash by such Subsidiary to the Borrower in respect of such portion of Excess Cash Flow (by way of dividend, intercompany loan or otherwise) would result in such Subsidiary’s failure to comply with such requirement.

“Excess Cash Flow Period” means (a) the period commencing from July 1, 2019 to December 31, 2019 and (b) any subsequent fiscal year of the Borrower beginning with the fiscal year ending December 31, 2020.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Taxes” means, in the case of each Lender, applicable Lending Installation and the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case, (i) imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized, (ii) imposed on it by the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located, or (iii) that are Other Connection Taxes, (b) in the case of a Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new Lending Installation) or is attributable to such Non-U.S. Lender’s failure or inability to comply with Section 3.05(d), (f) or (g), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Installation (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.05(a), and (c) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 28, 2013 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date), with the lenders party thereto and Bank of America, as letter of credit issuer, swing line lender, administrative agent and collateral agent.

“Existing Debt” means, collectively, the Existing Revolving Loans and the Existing Term Loans.

“Existing Revolving Loans” means all principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement with respect to the Revolving Credit Facility (as defined therein) immediately prior to the Closing Date.

“Existing Term Loans” means all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement with respect to the Term Facility (as defined therein) immediately prior to the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Entities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter agreement between the Borrower and Bank of America, in its capacity as Administrative Agent, dated as of June 26, 2019.

“Finance Lease” shall have the meaning provided as of the Closing Date in ASC Topic 842 (Leases).

“Finance Lease Obligations” means the amount of the obligations under Finance Leases which would be shown as a liability on the balance sheet of a Person prepared in accordance with GAAP.

“Financial Officer” means the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer or any other officer with responsibilities customarily performed by such officers.

“First Lien Administrative Agent” means Bank of America and its successors and assigns, in its capacity as administrative agent and collateral agent for the lenders under the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 26, 2019, among the Borrower, the lenders from time to time party thereto, and the First Lien Administrative Agent, together with any permitted amendments, modifications, replacements, refinancings, refundings, extensions, renewals or supplements to, or restatements of, the foregoing, in each case in accordance with the First Lien/Second Lien Intercreditor Agreement.

“First Lien Lenders” means the ‘Lenders’ as defined in the First Lien Credit Agreement.

“First Lien Loans” means the ‘Loans’ as defined in the First Lien Credit Agreement.

“First Lien Revolving Facility” means the ‘Revolving Credit Facility’ as defined in the First Lien Credit Agreement.

“First Lien Specified Equity Contribution” means any ‘Specified Equity Contribution’ as defined in the First Lien Credit Agreement.

“First Lien Term Facility” means the ‘Term Facility’ as defined in the First Lien Credit Agreement.

“First Lien/Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 26, 2019, among the First Lien Administrative Agent, in its capacity as representative of the secured parties with respect to the First Lien Credit Agreement and the Administrative Agent, in its capacity as representative of the Secured Parties.

“Foreign Plan” is defined in Section 5.09(d).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning set forth in Section 1.06.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of the principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of the principal of or interest on the Government Securities evidenced by such depository receipt.

“Government Settlement Costs” means any cash fines, penalties, forfeiture, settlement payments and/or other similar payments made by any Loan Party to any Governmental Entity, regardless of whether made before or after the Closing Date and including, without limitation, the $55,000,000 settlement payment to be made by the Borrower to the United States federal government in or around May, 2020 (such $55,000,000 settlement payment, the “Specified Government Settlement Cost”).

“Governmental Entity” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any regulatory agency, commission, court, body, entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supra-national bodies such as the European Union or the European Central Bank).

“GSMP Investors” means (i) GS Mezzanine Partners V, L.P., GS Mezzanine Partners V Offshore, L.P. and GS Mezzanine Partners V Institutional, L.P., and any successor investment funds to the foregoing funds managed by Goldman, Sachs & Co., and (ii) any subsidiaries, investment vehicles, alternative investment vehicles, special purpose vehicles and conduits through which such funds routes funds or makes investments.

“GS Loan Funds” means (i) GS Loan Partners I, L.P., GS Loan Partners I Onshore, L.P., GS Loan Partners I Offshore B, L.P. and GS Loan Partners Offshore C, L.P., and any successor investment funds to the foregoing funds managed by Goldman, Sachs & Co., including entities and managed accounts managed by the Merchant Banking Division of Goldman, Sachs & Co. and that invest primarily in senior secured loans and (ii) any subsidiaries, investment vehicles, alternative investment vehicles, special purpose vehicles and conduits through which such funds routes funds or makes investments.

“Guarantors” means (i) MPSW, MoneyGram Payment Systems, Inc., a Delaware corporation, MoneyGram International Payment Systems, Inc., a Delaware corporation, any Person which becomes a Guarantor pursuant to the last sentence of Section 6.23 and (ii) any other Wholly-Owned Subsidiary that (A) is a Material Domestic Subsidiary on the date hereof (other than any SPE) or (B) is required to become a Guarantor after the date hereof pursuant to Section 6.23.

“Guaranty” means that certain Second Lien Guaranty dated as of the Closing Date executed by each Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders and the Secured Parties, as it may be amended, restated, amended and restated, supplemented or otherwise modified (including by joinder agreement) and in effect from time to time.

“Hazardous Materials” means (i) petroleum, petroleum by-products, petroleum derivatives, hydrocarbons, toxic mold, asbestos, lead based paint, radioactive materials, medical or infectious wastes or polychlorinated biphenyls and (ii) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics.

“Incremental Term Loan” has the meaning given to such term in the First Lien Credit Agreement.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) to the extent not otherwise included in this definition, Indebtedness of another Person whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations (or, without double counting, reimbursement obligations in respect thereof) which are evidenced by notes, acceptances, or other similar instruments to the extent not collateralized with Cash and Cash Equivalents or banker’s acceptances, (v) Finance Lease Obligations, (vi) letters of credit or similar instruments which are issued upon the application of such Person or upon which such Person is an account party to the extent not collateralized with Cash and Cash Equivalents or banker’s acceptances, (vii) to the extent not otherwise included, any obligation (each, a “Contingent Obligation”) by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, (viii) Rate Management Obligations, and (ix) any other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. For the purposes hereof, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness shall be the lesser of the fair market value of such assets at the date of determination and the amount of the Indebtedness of the other Person secured by such asset. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) Payment Services Obligations, (ii) obligations to repay Payment Instruments Funding Amounts, (iii) Rate Management Obligations (to the extent incurred in the ordinary course of business and not for speculative purposes), (iv) Purchase Agreement Equity and (v) ordinary course contractual obligations with clearing banks relative to clearing accounts.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 9.06(b).

“Insolvency Proceedings” means, with respect to any Person, any case or proceeding with respect to such Person under U.S. federal bankruptcy laws or any other state, federal or foreign bankruptcy, insolvency, reorganization, liquidation, receivership or other similar laws, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.

“Intellectual Property” means the following and all rights pertaining thereto: (i) patents, patent applications, (including all provisional divisional, continuation, continuation in part, and renewal applications) and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries) and any renewals, extensions or reissues of any of the foregoing, (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, all goodwill associated with the foregoing, registrations and applications for registration thereof, including all extensions, modifications and renewals of any such registration or application (iii) copyrights, software, databases, and registrations and applications for registration thereof, and any renewals or extensions thereof, (iv) confidential and proprietary information, trade secrets, and know-how, including any confidential inventions (whether patentable or not) and (v) all similar rights, however denominated, throughout the world.

“Interest Rate” means 13.00% per annum.

“Investment” of a Person means all investments by such Person in any other Person in the form of any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), contribution of capital by such Person or Capital Stock, bonds, mutual funds, notes, debentures or other securities of such other Person.

“Law” means any federal, state, local or foreign law (including the common law), statute, ordinance, rule, regulation, judgment, judicial decision, code, order, injunction, arbitration award, writ, decree, agency requirement, license or permit of any Governmental Entity.

“Lender” has the meaning specified in the introductory paragraph to this Agreement, and its respective successors and assigns.

“Lender Observer” is defined in Section 6.22.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.20.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Finance Lease or other title retention agreement). For the purposes hereof, none of the following shall be deemed to be Liens: (i) setoff rights or statutory liens arising in the ordinary course of business, (ii) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Service Obligations; provided that such contractual obligations are no more restrictive in nature than those in effect on the Closing Date, (iii) Liens purported to be created under Repurchase Agreements; provided that such Liens do not extend to any assets other than those that are the subject of such Repurchase Agreements, (iv) ordinary course of business contractual obligations with clearing banks relative to clearing accounts or (v) operating leases.

“Loan” means, with respect to each Lender, such Lender’s pro-rata portion of any term Advance made by the Lenders on the Closing Date pursuant to Section 2.01, and, with respect to all Lenders, the aggregate of all such pro-rata portions.

“Loan Documents” means this Agreement, any amendment hereto, any Notes issued pursuant to Section 2.16, the Guaranty, any applicable intercreditor agreements (including the First Lien/Second Lien Intercreditor Agreement), the Fee Letter and the Collateral Documents.

“Loan Parties” means the Borrower and each of the other Guarantors that is a party to a Loan Document.

“Material Adverse Effect” means any event, condition or circumstance that has occurred since December 31, 2018 that could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (iii) the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Domestic Subsidiary” means a Domestic Subsidiary (other than an SPE) which, together with its Subsidiaries, either (i) has 5% or more of the consolidated total assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries determined on a consolidated basis as of the fiscal quarter end next preceding the date of determination, (ii) accounted for 5% or more of consolidated total revenues of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of each fiscal year of the Borrower for the four consecutive fiscal quarters then ended or (iii) has been designated as a Material Domestic Subsidiary by the Borrower.

“Material Indebtedness” means Indebtedness and/or Rate Management Obligations in an outstanding principal or net payment amount of $35,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Registered IP” is defined in Section 5.18(b).

“Maturity Date” means, with respect to the Closing Date Term Loans, June 26, 2024; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day (notwithstanding anything to the contrary in Section 1.05).

“Moody’s” means Moody’s Investors Service, Inc.

“MPSW” means MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation.

“Multiemployer Plan” is defined in Section 5.09(c).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means, with respect to any event, (i) the cash proceeds received in respect of such event, including (A) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (B) in the case of a casualty, cash insurance proceeds, and (C) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (ii) the sum of direct costs relating to such event and the sale or disposition of such non-cash proceeds, including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and, if such costs have not been incurred or invoiced, the Borrower’s or the applicable Subsidiary’s good faith estimates thereof), amounts required to be applied to the repayment of principal, premium or penalty, if any, and interest on Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Non-U.S. Lender” is defined in Section 3.05(d).

“Note” means a promissory note, in substantially the form of Exhibit A hereto, with appropriate insertions, and payable to the order of a Lender in the amount of such Lender’s Loan, including any amendment, modification or renewal.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans (including, without duplication, all PIK Interest), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the other Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Effective Date” means May 18, 2011.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 3.05(b).

“Pari Passu First Lien Notes” has the meaning given to such term in the First Lien Credit Agreement.

“Partial Cash Interest” is defined in Section 2.13(b).

“Participant” is defined in Section 12.01(d).

“Participant Register” is defined in Section 12.01(d).

“Payment Date” means the last Business Day of each calendar year quarter.

“Payment Instruments Funding Amounts” means amounts advanced to and retained by the Borrower and its Subsidiaries as advance funding for the payment instruments or obligations arising under an official check agreement or a customer agreement entered into in the ordinary course of business.

“Payment Service Obligations” means all liabilities of the Borrower and its Subsidiaries calculated in accordance with GAAP for outstanding payment instruments (as classified and defined as payment service obligations in the Borrower’s latest Annual Report on Form 10-K under the Exchange Act, and if the Borrower is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, the Borrower’s most recent audited financial statements).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permits” means all permits, licenses, authorizations, orders and approvals of, and filings, applications and registrations with, Governmental Entities.

“Permitted Liens” means Liens permitted by Section 6.18.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“PIK Interest” is defined in Section 2.13(b).

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Platform” is defined in Section 6.01.

“Portfolio Securities” means, collectively, portfolio securities (i) designated as “available for sale investments” on the Borrower’s consolidated financial statements or in the notes to the Borrower’s consolidated financial statements, as the case may be, or (ii) otherwise designated as investments on the Borrower’s consolidated financial statements or in the notes to the Borrower’s consolidated financial statements, as the case may be.

“Prepayment Event” means:

(a) any sale, transfer or other disposition pursuant to Section 6.16(b), (j) or (t) other than dispositions resulting in aggregate Net Proceeds not exceeding (1) $5,000,000 in the case of any single transaction or series of related transactions or (2) $10,000,000 for all such transactions during any fiscal year of the Borrower; or

(b) the incurrence by the Borrower or any Domestic Subsidiary after the Closing Date of any Indebtedness other than Indebtedness permitted under Section 6.14.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate of the Commitments of all the Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” is defined in Section 6.01.

“Purchase Agreement Equity” means Capital Stock of the Borrower issued to the Sponsors pursuant to the terms of (a) the Equity Purchase Agreement, including any Capital Stock into which such equity is converted or any additional Capital Stock issued after the Original Effective Date pursuant to the terms of the certificates of designation referred to in, and attached as exhibits to, the Equity Purchase Agreement, or (b) the Recapitalization Agreement.

“QFC” has the meaning specified in Section 9.15(b) hereof.

“QFC Credit Support” has the meaning specified in Section 9.15 hereof.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, (ii) any guaranty of obligations described under clause (i) and (iii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recapitalization Agreement” means that certain Recapitalization Agreement dated as of March 7, 2011, among the Borrower, the THL Investors and the GS Investors (each as defined in the Recapitalization Agreement), as amended from time to time.

“Refinanced Restricted Indebtedness” is defined in Section 6.13(e)(i).

“Refinancing Indebtedness” is defined in Section 6.14(j).

“Refinancing Restricted Indebtedness” is defined in Section 6.13(e).

“Register” is defined in Section 12.01(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Intercompany Debt” is defined in Section 6.14(v)(ii).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.

“Remaining Basket Amount” means, at any time, the excess (if any) of (i) the Basket Amount determined at such time over (ii) the aggregate amount, from and after the Closing Date up to the time of determination, of (A) all Restricted Payments made pursuant to Section 6.13(g) and (B) Investments made in reliance on subclause (II) of Section 6.17(a)(v) or 6.17(t), all determined at the time of making any such Restricted Payment or Investment (each, in this definition, a “transaction”), before giving effect to such transaction but after giving effect to any and all other simultaneous transactions.

“Removal Effective Date” is defined in Section 10.06(b).

“Reportable Event” means a reportable event as defined in Section 4043(c) of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Repurchase Agreement” means an agreement of a Person to purchase securities arising out of or in connection with the sale of the same or substantially similar securities.

“Required Amount of Loans” means, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders” (without giving effect to the first proviso in Section 8.02).

“Required Lenders” means, at any time, Lenders having in the aggregate more than 50% of the Term Balance at such time, exclusive of any Defaulting Lenders and subject to Section 12.01(h)(iv).

“Resignation Effective Date” is defined in Section 10.06(a).

“Restricted Investment Portfolio” means assets of the Borrower and its Subsidiaries which are restricted by state law, contract or otherwise designated by the Borrower for the payment of Payment Service Obligations.

“Restricted Payment” means (i) any dividend or distribution in respect of the Capital Stock of the Borrower or any Subsidiary, (ii) any redemption, repurchase, acquisition or other retirement of the Capital Stock of the Borrower and (iii) any principal or other payment on, or any redemption, repurchase, defeasance, acquisition or other retirement of any Subordinated Indebtedness (other than Indebtedness permitted under Sections 6.14(h), (s), (t), (v) and (w)) in each case prior to any scheduled repayment, sinking fund or maturity.

“Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).

“Scheduled Restricted Investments” means the securities listed on Schedule 2 hereto.

“SEC” means the United States Securities and Exchange Commission.

“Secured Leverage Ratio” means at any time the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Subsidiaries secured by a Lien at such time to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the then most-recently ended four fiscal quarters for which financial statements are available.

“Secured Parties” means the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Settlement Assets” means all assets of the Borrower and its Subsidiaries held for the payment of outstanding Payment Service Obligations, including cash and cash equivalents, accounts receivable and Portfolio Securities (or substantially equivalent categories or any other assets otherwise designated by the Borrower for the payment of Payment Service Obligations and, in each case, which are classified and defined as settlement assets in the Borrower’s latest Annual Report on Form 10-K under the Exchange Act, and if the Borrower is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, the Borrower’s most recent audited financial statements).

“Similar Business” means (i) the global funds transfer and payment services business conducted by the Borrower and its Subsidiaries, (ii) any other business described under the heading “Business” in the Borrower’s Annual Report on Form 10-K under the Exchange Act for the fiscal year ended December 31, 2012, and (iii) any business that is similar, reasonably related, incidental, complementary or ancillary thereto or any reasonable extension thereof.

“Single Employer Plan” means a Plan other than a Multiemployer Plan.

“Solvent” means, after giving effect to the consummation of the Transactions, including the making of the Loans under this Agreement on the Closing Date, and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPA” means that certain Securities Purchase Agreement dated as of June 17, 2019 by and between the Borrower and Ripple Labs Inc.

“Specified Debt Fund” means (i) any GSMP Investors and any GS Loan Funds and (ii) any other Affiliate of a Sponsor that is a bona fide debt fund or an investment vehicle that is primarily engaged in or advises debt funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which a Sponsor and investment vehicles managed or advised by a Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business do not make the investment decisions for such entity.

“Specified Equity Contribution” is defined in Section 6.27.

“Specified Government Settlement Cost” is defined in the definition of “Government Settlement Costs”.

“Specified Securities” means the securities set forth on Schedule 2 listed under “C-2” and “C-3”.

“SPEs” means Ferrum Trust, a Delaware business trust, and, to the extent the formation thereof is not prohibited hereunder, any Wholly-Owned Subsidiary of the Borrower or trust (which is consolidated with the Borrower for financial statement purposes), in each case formed for the limited organizational purpose of isolating and transferring a limited and specified pool of assets and related rights and obligations with respect to Payment Service Obligations, which assets shall consist solely of (i) Cash and Cash Equivalents, (ii) Portfolio Securities (including, for purposes of clarity, Scheduled Restricted Investments), (iii) accounts receivable and (iv) Rate Management Obligations (with respect to interest rate hedging) that relate to Portfolio Securities and Payment Service Obligations.

“Sponsors” means Thomas H. Lee Partners L.P., Goldman Sachs Credit Partners L.P. and Goldman Sachs Mezzanine Partners, and their respective affiliates.

“Subordinated Indebtedness” means any Indebtedness which is by its terms subordinated in right of payment or in respect of the proceeds of any collateral to the Obligations.

“Subsidiary” of a Person means:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(b) any partnership, joint venture, limited liability company or similar entity of which:

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(c) with respect to the Borrower and any Subsidiary which owns such SPE, any SPE.

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets (excluding Portfolio Securities) of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Successor Company” is defined in Section 6.15(a).

“Successor Person” is defined in Section 6.15(b).

“Supported QFC” has the meaning specified in Section 9.15 hereof.

“Tax-Efficient Restructuring” means one or more transfers from MoneyGram Payment Systems, Inc. to one or more Non-Guarantor Subsidiaries of Intellectual Property and related contracts with an aggregate fair market value, for all such transfers during the term of this Agreement, of not greater than $50,000,000 as part of a restructuring deemed by the Borrower to be tax efficient for the Borrower and its Subsidiaries.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Term Balance” means, at any time, the then aggregate outstanding principal amount of the Loans.

“Total Leverage Ratio” means, at any time, the ratio of (i) Consolidated Total Indebtedness of the Borrower and its Subsidiaries at such time to (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for the then most-recently ended four fiscal quarters for which financial statements are available.

“Transactions” means the transactions contemplated by this Agreement and the other Loan Documents including, without limitation, the borrowing of Loans hereunder, the borrowing of loans under the First Lien Credit Agreement and the refinancing of the Existing Debt.

“Transferee” is defined in Section 12.02.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans based on the assumptions used for purposes of ASC Topic 715 (Compensation-Retirement Benefits).

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Lender” is defined in Section 3.05(e).

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.15 hereof.

“Warrants” means the warrants referred to under that certain Warrant Agreement dated as of June 26, 2019, by and among the Borrower and Equiniti Trust Company, as warrant agent.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03. Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.05. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.06. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles as in effect from time to time in the United States, but (i) without giving effect to any changes in lease accounting after the Closing Date and (ii) any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements (such principles as so modified, “GAAP”). If at any time any change in GAAP or application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or application thereof prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder; provided, that Indebtedness shall not include any obligation in respect of any “operating lease” as defined under ASC Topic 842 (Leases).

Section 1.07. Pro Forma Calculations. For purposes of determining compliance with any ratio set forth herein, such ratio shall be calculated in each case on a pro forma basis as follows:

(a) In the event that the Borrower or any Subsidiary incurs, assumes, guarantees or redeems any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of such ratio is made (the “Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable reference period.

(b) For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Borrower or any Subsidiary during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date shall be given pro forma effect as if all such Investments, acquisitions, dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then such ratio shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period.

(c) For purposes of the calculations referred to herein, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in good faith by a responsible financial or accounting officer of the Borrower. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower, to reflect any operating expense reductions and other operating improvements or synergies projected in good faith to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions); provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable, (y) with respect to operational changes resulting from an acquisition, such actions are taken or committed to be taken no later than 12 months after date of such acquisition and (z) the aggregate amount of projected operating expense reductions, operating improvements and synergies in respect of operational changes (not resulting from an acquisition) included in any pro forma calculation shall not exceed 5% of Consolidated EBITDA for any four consecutive fiscal quarter period unless otherwise approved by the Administrative Agent.

(d) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Rate Management Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate.

(e) Any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during the reference period, and any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during the reference period.

Section 1.08. LLC Division/Series Transactions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time. Any reference herein and in the Loan Documents to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division or plan of division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE 2

THE CREDITS

Section 2.01. Loans.

(a) Each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make the Closing Date Term Loans to the Borrower on the Closing Date in the amount of its respective Commitment. No amount of the Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. Not later than 1:00 p.m., New York City time, on the Closing Date, each Lender shall make available funds equal to its Commitment in immediately available funds to the Administrative Agent at its address specified pursuant to Article 13. Any and all references to the principal amount of “Loans” or “Closing Date Term Loans” in this Agreement and the other Loan Documents shall include all increases in the principal amount of the Loans as a result of the payment of PIK Interest pursuant to Section 2.13(b).

Section 2.02. Loan Repayment.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment (including, without duplication, all PIK Interest).

(b) [Reserved].

(c) All repayments pursuant to this Section 2.02 shall be without premium or penalty.

Section 2.03. Proceeds. Notwithstanding anything in this Agreement to the contrary, the Borrower acknowledges and agrees that it will receive the proceeds from the Loans net of one percent (1.00%) of the principal amount of the Loans. Such discount will be treated as original issue discount on the Loans for U.S. federal income Tax purposes and will reduce the net issue price of the Loans.

Section 2.04. Warrants. The Loan Parties and the Lenders agree that the Loans and the Warrants are being issued together as an “investment unit” within the meaning of Section 1273(c)(2) of the Code, the issue price of the investment unit is $242,550,000 and the issue price of the Loans is $242,550,000 minus the fair market value of the Warrants as determined by the Loan Parties by July 15, 2019. Except as otherwise required by Law, the Loan Parties and the Lenders agree to use the foregoing allocations for all applicable Tax purposes, unless all such parties agree otherwise. Subject to Section 15.05, on the Closing Date, the Borrower will issue an aggregate of 5,423,470 Warrants to the Lenders, with each Lender receiving its pro rata portion based on such Lender’s Commitment.

Section 2.05. [Reserved.]

Section 2.06. [Reserved.]

Section 2.07. [Reserved.]

Section 2.08. [Reserved.]

Section 2.09. [Reserved.]

Section 2.10. Optional and Mandatory Principal Payments.

(a) The Borrower may from time to time pay, subject to clause (b) below, all outstanding Loans, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Loans upon three Business Days’ prior notice in a form acceptable to the Administrative Agent (by no later than 12:00 noon New York City time on such date of the notice) to the Administrative Agent.

(b) In the event that, prior to the date that is the fifth anniversary of the Closing Date, the Borrower prepays or refinances any Closing Date Term Loans pursuant to Section 2.10(a) or repays or replaces any Lender in accordance with Section 2.23(b)(v) or prepays any Closing Date Term Loan as a result of a Prepayment Event pursuant to clause (b) of the definition thereof, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders, (i) the applicable Call Premium or (ii) if such prepayment, refinancing or replacement is made prior to the date that is the second anniversary of the Closing Date and is not made in connection with a Change in Control transaction, the excess, if any, of (A) “make-whole” premium equal to the present value of the sum of (i) the “call” price (including the Call Premium) on the second anniversary of the Closing Date plus (ii) remaining scheduled interest from the date of the repayment through the second anniversary of the Closing Date (assuming all interest through the second anniversary will be paid in cash), discounted from the second anniversary of the Closing Date based on U.S. Treasury bills with a maturity closest to the second anniversary of the Closing Date plus 50 basis points over (B) the aggregate amount of such Closing Date Term Loans being prepaid, refinanced or replaced. The foregoing prepayment premiums shall be due and payable on the date of effectiveness of such prepayment, refinancing or replacement, as applicable; provided that, for the avoidance of doubt, such foregoing prepayment premiums shall not be payable with respect to any mandatory prepayment of Closing Date Term Loans pursuant to Section 2.10(c) (other than a Prepayment Event pursuant to clause (b) of the definition thereof) or 2.10(d).

(c) Subject to Section 2.10(e), in the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay the Loans until paid in full; provided that in the case of any such event described in clause (a) of the definition of the term “Prepayment Event,” if the Borrower or any Subsidiary applies (or commits to apply) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds to pay all or a portion of the purchase price in connection with an Acquisition permitted hereunder of a Similar Business or to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other capital assets useful or to be used in the business of the Borrower and the Subsidiaries (and, in each case, the Borrower has delivered to the Administrative Agent within five Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then, so long as no Default has occurred and is continuing at the time of the giving of such notice and at the time of the proposed reinvestment, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such

Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied (or committed to be so applied) by the end of such 12 month period, (or if committed to be so applied within such 12 month period, have not been so applied within 180 days after such 12 month period has expired). The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of the Borrower or any Subsidiary to apply Net Proceeds in accordance with this Section 2.10(c).

(d) Subject to Section 2.10(e), following the end of each Excess Cash Flow Period of the Borrower, commencing with the Excess Cash Flow Period ending on December 31, 2019, the Borrower shall prepay the Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period. Each prepayment pursuant to this clause shall be made on or before the date that is five Business Days after the date on which annual financial statements are required to be delivered pursuant to Section 6.01(a) with respect to the Excess Cash Flow Period for which Excess Cash Flow is being calculated. Notwithstanding the foregoing, the amount required to be prepaid pursuant to this clause with respect to any Excess Cash Flow Period shall be reduced dollar-for-dollar by the amount of (i) all optional prepayments of the Loans, and (ii) mandatory prepayments of the Loans, in each case only to the extent that such prepayments (A) were made by the Borrower or its Subsidiaries after the start of the applicable Excess Cash Flow Period and prior to the due date for (or, if earlier, the actual payment date of) the prepayment under this clause with respect to such Excess Cash Flow Period and (B) have not resulted in a reduction of Excess Cash Flow or prepayments pursuant to this clause with respect to any prior Excess Cash Flow Period.

(e) Notwithstanding anything to the contrary set forth herein, no prepayment of the Loans shall be required pursuant to Section 2.10(c) or Section 2.10(d) until after the First Lien Loans have been paid in full in accordance with Section 2.10(c) or (d), as applicable, of the First Lien Credit Agreement (as in effect on the date hereof), except to the extent of the amount of the applicable Net Proceeds or ECF Percentage of Excess Cash Flow, as the case may be, that are not applied towards the mandatory prepayment of the First Lien Loans under the First Lien Credit Agreement.

Section 2.11. Borrowing Notice. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in a form acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of the Borrower, not later than 12:00 noon, New York City time, one Business Day before the Closing Date.

Section 2.12. [Reserved.]

Section 2.13. Interest.

(a) Each Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made at a rate per annum equal to the Interest Rate.

(b) On each Payment Date, the Borrower shall pay all the accrued but unpaid interest on the Loans. Unless the Borrower elects to pay all accrued but unpaid interest in cash by giving written notice to the Administrative Agent at least five (5) Business Days prior to the applicable Payment Date, in lieu of paying all accrued but unpaid interest on such Loans in cash, the Borrower shall on each Payment Date (i) pay the accrued but unpaid interest on the Loans in cash at a rate per annum equal to 8.00% (such interest, the “Partial Cash Interest”) on such Payment Date and (ii) pay the accrued but unpaid interest on the Loans attributable to the excess over the Partial Cash Interest at a rate per annum equal to 5.00% in kind (such interest paid-in-kind, the “PIK Interest”) by capitalizing and adding such PIK Interest to (and thereby automatically increasing) the aggregate principal amount of Loans outstanding hereunder on such Payment Date. Notwithstanding the foregoing, during the continuance of a Default, the Borrower shall pay all accrued but unpaid interest on the Loans on each Payment Date in cash only and not as PIK Interest.

Section 2.14. Rates Applicable After Default. During the continuance of a Default, each Loan and all fees and other amounts payable hereunder shall bear interest at a rate per annum equal to the Interest Rate plus 2% per annum (such interest, the “Default Interest”), in each case without any election or action on the part of the Administrative Agent or any Lender. Notwithstanding anything in this Agreement to the contrary, during the continuation of a Default (including, without limitation, any Default described in Section 7.06 or 7.07), the Default Interest shall be payable only in cash and not as PIK Interest.

Section 2.15. Method of Payment.

(a) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid. Notwithstanding anything in this Agreement to the contrary, such accrued interest on the principal amount being repaid or prepaid shall be payable only in cash and not as PIK Interest.

Section 2.16. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain the Register as set forth in Section 12.01(c).

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.01) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

Section 2.17. [Reserved.].

Section 2.18. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date in accordance with the terms of Section 2.13, commencing with the first such date to occur after the Closing Date, on any date on which such Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest on Advances shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon, New York City time, at the place of payment. If any payment of principal of or interest on an Advance or other amount hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

Section 2.19. Notification of Advances and Prepayments. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of the Borrowing Notice and each repayment notice received by it hereunder.

Section 2.20. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

Section 2.21. Non Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent of (a) in the case of a Lender, prior to 1:00 p.m., New York City time, on the date on which it is scheduled to make payment of the proceeds of a Loan to the Administrative Agent or (b) in the case of the Borrower, prior to 11:00 a.m., New York City time, on the date on which it is scheduled to make a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

Section 2.22. [Reserved.]

Section 2.23. Mitigation Obligations; Replacement of Lender.

(a) If any Lender requires the Borrower to pay any additional amount to any Lender or to any Governmental Entity for the account of any Lender pursuant to Section 3.05, then such Lender shall use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) the Borrower is required pursuant to Section 3.01, 3.02 or 3.05 to make any additional payment to any Lender, (ii) [reserved], (iii) any Lender shall (x) default in its obligation to fund Loans hereunder or to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (y) notify the Borrower or the Administrative Agent in writing that it does not intend to comply with its obligation to fund Loans hereunder, or has made a public statement to that effect or (z) fail, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be an “Affected Lender” pursuant to this clause (z) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (iv) any Lender or such Lender’s direct or indirect parent company shall become the subject of a bankruptcy, insolvency, reorganization, receivership, liquidation or any similar proceeding (provided that a Lender shall not be an “Affected Lender” hereunder solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender) or has become the subject of a Bail-in Action, or (v) any Lender shall fail to consent to a departure or waiver of any provision of the Loan Documents or fail to agree to any amendment thereto, which waiver, consent or amendment requires the consent of all Lenders or of all Lenders directly affected thereby and has been consented to by the Required Lenders (any Lender described in clause (i), (ii), (iii), (iv), or (v) being an “Affected Lender”), the Borrower may (x) elect to replace such Affected Lender as a Lender party to this Agreement; provided that the Borrower shall have such right only if (I) concurrently with such replacement, (A) another bank or other entity (other than a Disqualified Institution at the time of assignment) which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.01 applicable to assignments, and (B) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.01, 3.02 and 3.05, (II) in the case of clause (i) above, such additional payments continue to be required and will be reduced or negated by such assignment and (III) in the case of clause (v) above, the applicable Eligible Assignee shall have agreed to the applicable departure, waiver or amendment of the Loan Documents or (y) terminate all Commitments of such Affected Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date.

Section 2.24. Pro Rata Treatment.

(a) Except as provided below in this Section 2.24 and as required under Section 2.23(b), 3.01, 3.02, 3.05 or 11.02, each payment or prepayment of principal of any Loans and each payment of interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their respective outstanding Loans.

(b) Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of Collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Administrative Agent, the Collateral Agent or any Lender) made or applied in respect of any of the

Obligations (i) following any acceleration of the Obligations, (ii) during the existence of a Default under Section 7.02 or (iii) during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall, subject to the terms of the First Lien/Second Lien Intercreditor Agreement, be made or applied, as the case may be, in the following order of priority (with higher priority Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations): (A) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Collateral Agent in its capacity as such (ratably among the Administrative Agent and the Collateral Agent in proportion to the respective amounts described in this clause first payable to them); (B) second, to payment of that portion of the Obligations constituting principal of and accrued and unpaid interest (including any default interest) on the Loans (ratably among such Lenders in proportion to the respective amounts described in this clause (B) payable to them), including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (C) third, to payment of any other Obligations due to the Administrative Agent or any Lender, ratably; and (D) last, in the case of proceeds of Collateral, the balance, if any, thereof, after all of the Obligations (excluding any contingent obligations) have been paid in full, to the Borrower or as otherwise required by a court of competent jurisdiction. Each Lender agrees that the provisions of this Section 2.24 (including, without limitation, the priority of the Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender, including, without limitation, in any Insolvency Proceedings in respect of any Loan Party (including without limitation with respect to interests and costs regardless of whether or not such interest or costs are allowed as a claim in any such Insolvency Proceedings or enforceable or recoverable against the Loan Party or its bankruptcy estate), to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including, without limitation, pursuant to Section 510(a) of the U.S. federal Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender receives any payment or distribution in respect of any Obligation (including, without limitation, in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender is not entitled in accordance with the priorities set forth in this Section 2.24, such amount shall be held in trust by such Lender for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.24.

(c) In the event there is any Disgorged Recovery in respect of any Lender’s Loans in any Insolvency Proceedings of any Loan Party, such Loans shall be deemed to be outstanding as if such Disgorged Recovery had never been received by such Lender, and each Lender agrees that the intercreditor agreements and priorities set forth in this Section 2.24 shall be enforced in accordance with their terms in respect of such Loans, including, without limitation, for purposes of the allocation of payments and distributions made or applied in respect of the Obligations (whether from proceeds of Collateral or otherwise), as well as for purposes of determining whether such other Lender must turn over all or any portion of any payment or other distribution received by such other Lender (whether before or after occurrence of such Disgorged Recovery) to the Administrative Agent for redistribution in accordance with Section 2.24(b).

Section 2.25. [Reserved.]

Section 2.26. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 8.02.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.01 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE 3

YIELD PROTECTION; TAXES

Section 3.01. Yield Protection. If, after the date of this Agreement (or, in the case of any assignee, after the date it became a party to this Agreement), the adoption of any law (including any CPA Change) or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or

(b) subject any Lender or the Administrative Agent to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in parts (b) through (c) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Advances, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Advances, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Advances, in each case by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, of making or maintaining its Advances or Commitment or to reduce the return received by such Lender or applicable Lending Installation, in connection with such Advances or Commitment, then, within 30 days of written demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received. Notwithstanding the foregoing, except as set forth in Section 3.01(b), this Section 3.01 shall not apply to any tax-related matters.

Section 3.02. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital or liquidity required or expected to be maintained by such Lender or any Lending Installation of such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within 30 days of written demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement or the Loans made by such Lender, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (a) any change after the Closing Date in the Risk Based Capital Guidelines, or (b) any adoption of or change in any other law (including any CPA Change), governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk Based Capital Guidelines” means (a) the risk based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

Section 3.03. [Reserved.]

Section 3.04. [Reserved.]

Section 3.05. Taxes.

(a) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent and, if such Tax is an Indemnified Tax then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 3.05) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Loan Document (“Other Taxes”).

(c) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.05) paid by the Administrative Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes written demand therefor pursuant to Section 3.06. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender that is not incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “Non-U.S. Lender”) agrees that it will, on or before the date that it becomes party to this Agreement, (i) deliver to the Borrower and the Administrative Agent two duly completed copies of U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, certifying in either case that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes and in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) to the extent the Non-U.S. Lender is not the beneficial owner, deliver to the Borrower and the Administrative Agent a U.S. Internal Revenue Form W-8IMY and certify that it is entitled to an exemption from U.S. backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete or upon the reasonable request of the Borrower or the Administrative Agent, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto. All forms or amendments described in the preceding sentence shall certify that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such

Non-U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such Non-U.S. Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of U.S. federal income tax. For the avoidance of doubt, the failure to provide certification evidencing a complete exemption from U.S. withholding taxes as required in this Section 3.05(d) shall not prevent a Person from becoming a Non-U.S. Lender under this Agreement (including for purposes of Section 12.03 in the case of a transfer), but shall affect such Person’s entitlement to indemnification or gross-up under this Section 3.05 as provided herein.

(e) Each Lender that is incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “U.S. Lender”) agrees that it will, on or before the date that it becomes a party to this Agreement, deliver to the Borrower and the Administrative Agent two duly completed copies of U.S. Internal Revenue Service Form W-9, certifying that it is entitled to an exemption from U.S. backup withholding tax. Each U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete or upon the reasonable request of the Borrower or the Administrative Agent, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto. All forms or amendments described in the preceding sentence shall certify that such U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such U.S. Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of U.S. federal income tax.

(f) For any period during which a Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d) or (e) of this Section 3.05 (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification or gross-up under this Section 3.05 with respect to Taxes imposed by the United States; provided that, should a Lender that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) or (e) of this Section 3.05, the Borrower shall take such steps at such Lender’s expense as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in this Section 3.05(g), the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudge the legal or commercial position of such Lender.

(h) If the U.S. Internal Revenue Service or any other Governmental Entity of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (but only to the extent that the

Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.05(h) shall survive the payment of the Obligations and termination of this Agreement.

(i) In the case of an Administrative Agent or Lender that would be subject to withholding tax imposed by FATCA on payments made under this Agreement or any other Loan Document if such Administrative Agent or Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent, as applicable, shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Administrative Agent or Lender has complied with such Administrative Agent’s or Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.

(j) If a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.05 it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.05 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund); provided that (i) the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) to the Lender in the event the Lender is required to repay such refund to such Governmental Entity and (ii) nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(k) Each party’s obligation under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.06. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.01, 3.02 and 3.05, so long as such designation is not, in the commercially reasonable judgment of such Lender, materially disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.01, 3.02 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The Borrower shall not be required to indemnify any Lender pursuant to Section 3.01, 3.02 or 3.05 for any amounts paid or losses incurred by such Lender as to which such Lender has not made demand hereunder within 120 days after the date such Lender has actual knowledge of such amounts or losses and their applicability to the lending transactions contemplated hereby. The obligations of the Borrower under Section 3.01, 3.02 or 3.05 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions to Closing Date Term Loans. The obligation of each Lender to fund the Closing Date Term Loans requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01:

(a) Each Loan Party, each Lender, the Administrative Agent and the Collateral Agent shall each have executed and delivered to the Administrative Agent each of the Loan Documents to which it is a party.

(b) Liens creating a second (subject only to Permitted Liens) priority security interest in the Collateral shall have been perfected or documents required to perfect such security interest shall have been delivered to the Administrative Agent or arrangements have been made with respect thereto satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such corporate records, officer’s certificates, lien searches, good standing certificates (if applicable) and other instruments as are customary for transactions of this type or as it may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received all documentation and other information reasonably requested by each Lender that is required for compliance with the Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received three Business Days in advance of the Closing Date to the extent requested by the Lenders at least five Business Days prior to the Closing Date), including a Beneficial Ownership Certification to the extent required by the Beneficial Ownership Regulation.

(e) Since December 31, 2018, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) On the Closing Date (i) all representations and warranties in the Loan Documents are true and correct in all material respects (unless any such representation and warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) after giving effect to the substantially contemporaneous consummation of the transactions contemplated hereby on the Closing Date, (ii) after giving effect to the Credit Extensions and other substantially contemporaneous transactions consummated on the Closing Date, no Default or Unmatured Default has occurred and is continuing, and (iii) the Administrative Agent shall have received a satisfactory certificate to such effect dated the Closing Date and signed by a Financial Officer of the Borrower.

(g) The Administrative Agent shall have received satisfactory evidence (including a satisfactory certificate to such effect dated the Closing Date and signed by an Authorized Officer of the Borrower) that substantially simultaneously with any Credit Extensions made on the Closing Date all Existing Debt shall have been repaid in full or be deemed to be ‘Obligations’ as defined in the First Lien Credit Agreement.

(h) The Lenders, the Administrative Agent and the Arrangers shall have received all fees and expenses (including the reasonable fees and expenses of one special counsel (including any one local counsel) for the Administrative Agent) required to be paid, and all reasonable and documented out-of-pocket expenses for which invoices have been presented, at least one Business Day prior to the Closing Date.

(i) The Administrative Agent shall have received satisfactory evidence (including a satisfactory certificate to such effect dated the Closing Date and signed by an Authorized Officer of the Borrower) that (x) the Borrower has entered into the definitive documentation with respect to the First Lien Credit Agreement and (y) the initial funding under the First Lien Credit Agreement shall have occurred prior to or substantially concurrent with the initial funding of the Closing Date Term Loans.

(j) Any Notes requested by a Lender pursuant to Section 2.16 shall have been issued by the Borrower payable to the order of each such requesting Lender.

(k) The Administrative Agent shall have received such legal opinions as are customary for transactions of this type or as it may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(l) The Administrative Agent and the First Lien Administrative Agent shall have entered into the First Lien/Second Lien Intercreditor Agreement.

(m) The Administrative Agent shall have received a solvency certificate in the form of Exhibit D, dated the Closing Date and signed by the Chief Financial Officer of the Borrower.

(n) Subject to Section 15.05, the Administrative Agent shall have received the executed definitive documentation with respect to the Warrants in form and substance reasonably satisfactory to the Lenders, including customary officer’s certificates, resolutions, corporate records, legal opinions and good standing certificates (if applicable).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 5.01. Existence and Standing. Each of the Borrower and its Material Domestic Subsidiaries is a corporation, partnership, trust or limited liability company duly and properly incorporated or organized, as the case may be, and validly existing, duly qualified or licensed to do business and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted in each case (other than as to the valid existence of the Borrower), except where, individually or in the aggregate, the failure to exist, qualify, be licensed or be in good standing or have such power and authority could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02. Authorization and Validity. Each of the Loan Parties has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Loan Parties of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other organizational proceedings, and the Loan Documents to which each such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.03. No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any applicable law, rule, regulation, ruling, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or any Property of such Person or (b) the Borrower’s or any Material Domestic Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, or substantially equivalent governing document, as the case may be, or (c) the provisions of any note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation (each a “Contract”) to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with, result in a breach of any provision thereof or constitute a default thereunder (or result in an event which, with notice or lapse of time or both, would constitute a default thereunder), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or (except for the Liens created by the Loan Documents and Permitted Liens) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any of its Subsidiaries pursuant to the terms of any such note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation, except with respect to clause (a) or (c), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any lien could not reasonably be expect to result in a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Domestic Subsidiaries, is required to be obtained by the Borrower or any of its Material Domestic Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Section 5.04. Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders as of and for the fiscal year ended December 31, 2018 and the fiscal quarter ended March 31, 2019 were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended.

Section 5.05. Material Adverse Change. Since December 31, 2018 no change or event has occurred and no circumstance, event or circumstance exists which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.06. Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all U.S. federal tax returns and all other material tax returns and reports required to be filed and have paid or caused to be paid all taxes due pursuant to said returns or pursuant to any assessment received by such Persons, except such taxes, if any, which are not overdue by more than 30 days or that (a) are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (b) the non-payment of which could not reasonably be expected to have a Material Adverse Effect.

Section 5.07. Litigation. Except as disclosed in the Borrower’s public filings made with the SEC prior to the Closing Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their senior officers, threatened against or affecting the Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to any order, judgment or decree that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.08. Subsidiaries; Capital Stock; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.08, and all of the outstanding Capital Stock in such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.08 free and clear of all Liens except Permitted Liens. As of the Closing Date, no Loan Party has equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.08. Set forth on Part (c) of Schedule 5.08 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(c) is a true and correct copy of each such document, each of which is valid and in full force and effect.

Section 5.09. ERISA; Labor Matters.

(a) No Reportable Event has occurred with respect to any Single Employer Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, any of its Subsidiaries nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or has incurred or reasonably expects to incur any liability (other than that which could not reasonably be expected to have a Material Adverse Effect) as a result of a complete or partial withdrawal. No ERISA Event with respect to any Single Employer Plan has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries and other members of the Controlled Group has made all required contributions to each Plan in accordance with its terms; (ii) there is not now, nor do any circumstances exist that are likely to give rise to any requirement for the posting of security with respect to a Plan or the imposition of any material liability or material lien on the assets of the Borrower or any of its Subsidiaries or other members of the Controlled Group under ERISA or the Code in respect of any Plan, and no liability (other than for premiums to the PBGC) under Title IV of ERISA or under Section 412 or 4971 of the Code has been or is reasonably expected to be incurred by the Borrower or any of its Subsidiaries or other members of the Controlled Group; and (iii) there are no pending or, to the knowledge of the Borrower, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans or the assets of any of the trusts under any of the Plans.

(c) None of the Borrower, any of its Subsidiaries or any member of the Controlled Group participates in, or is required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States (a “Foreign Plan”), (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (ii) all Foreign Plans that are required to be funded are funded in accordance with applicable Laws, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of the Borrower or its applicable Subsidiary.

Section 5.10. Accuracy of Information.

(a) As of the Closing Date, no information, exhibit or report (as modified or supplemented by other information so furnished) furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender (other than projections and other forward looking information and information of a general economic or industry specific nature) in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

(b) As of the Closing Date, any projections and other financial estimates and forecasts furnished by the Borrower to the Administrative Agent or to any Lender on or prior to the Closing Date in connection with the negotiation of, or compliance with, this Agreement were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 5.12. Compliance With Laws. Except as disclosed in the Borrower’s public filings made with the SEC prior to the Closing Date, the Borrower and its Subsidiaries have complied with all applicable Laws of any Governmental Entity having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

Section 5.13. Ownership of Properties. Except as set forth on Schedule 5.13, the Borrower and its Subsidiaries have good and marketable title to or valid leasehold interests in, free of all Liens other than Permitted Liens, all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries, in each case except to the extent that the failure to possess such title or interests could not reasonably be expected to have a Material Adverse Effect.

Section 5.14. Plan Assets; Prohibited Transactions. Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 5.15. Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, and neither the Borrower nor any of its Subsidiaries is in violation of, has any liability under, or has assumed the liability of any other Person under any Environmental Law or with respect to Hazardous Materials, (b) each of the Borrower and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (c) there are no claims relating to Environmental Laws or Hazardous Materials, pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or any of its Subsidiaries and (d) none of the Borrower or any of its Subsidiaries or any of their respective predecessors has released, used, handled, or managed any Hazardous Materials in a manner that would reasonably be expected to result in any claim or liability relating to Environmental Laws against the Borrower or any of its Subsidiaries.

Section 5.16. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17. Sanctions and Anti-Corruption Laws.

(a) Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent or affiliate thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list administered by the United States government, the United National Security Council, the European Union or HMT or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower, its Subsidiaries, and, to the knowledge of the Borrower and its Subsidiaries, their directors, officers, employees, agents and affiliates are in compliance in all material respects with applicable Sanctions and anti-money laundering laws and regulations, and the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

(b) The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions that are applicable to the Borrower or its Subsidiaries, and the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 5.18. Intellectual Property. As of the Closing Date,

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries own, free of all encumbrances except Permitted Liens, or have the valid right to use all the Intellectual Property used or held for use in, or necessary to, the conduct of their respective businesses as currently conducted and (ii) the conduct of the business of the Borrower and each of its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, there is no claim, demand, investigation, suit or proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Borrower or any of its Subsidiaries in any Intellectual Property owned by or licensed to it (including by way of any opposition, cancellation or interference proceeding or similar action challenging the validity or ownership of such Intellectual Property) or (ii) alleging that their respective use of any Intellectual Property or the conduct of their respective businesses infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower, no third parties are infringing the Intellectual Property rights of the Borrower or any of its Subsidiaries.

(b) All material registered trademarks (including the MoneyGram® registered trademark), service marks, patents, copyrights and applications for the foregoing, in each case owned by the Borrower or any of its Subsidiaries and material to the business of the Borrower and its Subsidiaries, taken as a whole (collectively, the “Material Registered IP”), have been duly registered or applied for with the U.S. Patent and Trademark Office, United States Copyright Office, and their foreign equivalents, as applicable, and no such Material Registered IP as has been adjudged to be invalid or unenforceable in whole or in part.

Section 5.19. Collateral. As of the Closing Date, the Collateral Documents are effective to create (to the extent described therein), in favor of and for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). When the actions specified in each Collateral Document have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest (subject only to Permitted Liens) in all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor if and to the extent perfection can be achieved by taking such actions.

Section 5.20. [Reserved.]

Section 5.21. Solvency. As of the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.22. Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE 6

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 6.01. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and will furnish to the Administrative Agent for further distribution to the Lenders the following:

(a) within 90 days after the close of each fiscal year of the Borrower, an audit report certified by independent certified public accountants of recognized national standing (which in each case shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for the Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows on a consolidated and consolidating basis, accompanied by any final management letter prepared by said accountants to the Borrower;

(b) within 45 days after the close of the first three quarterly periods of each of the Borrower’s fiscal years (commencing with the first fiscal quarter ending after the Closing Date), for the Borrower and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period, consolidated and consolidating profit and loss and reconciliation of surplus statements and a consolidated and consolidating statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, certified by a Financial Officer of the Borrower as in each case fairly presenting, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries (subject to normal year-end adjustments and the absence of footnotes) and having been prepared in reasonable detail;

(c) [Reserved];

(d) together with the financial statements required under Sections 6.01(a) and (b), a Compliance Certificate showing the calculations necessary to determine compliance with this Agreement (including, Section 6.27) and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(e) within 60 days after the commencement of each fiscal year of the Borrower and its Subsidiaries, a financial forecast of the Borrower and its Subsidiaries for such fiscal year;

(f) within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;

(g) within 30 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by a Financial Officer of the Borrower describing said Reportable Event and the action which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(h) promptly (and in any event within 10 Business Days) following the occurrence of the following events, copies of (i) any amendments, supplements or other modifications to the Senior Priority Debt Documents (as defined in the First Lien/Second Lien Intercreditor Agreement) and (ii) any new Senior Priority Debt Documents (as defined in the First Lien/Second Lien Intercreditor Agreement);

(i) as soon as possible and in any event on the later of (i) 30 days following the occurrence of the following events or (ii) the first date required for delivery of the financial statements pursuant to Section 6.01(a) or 6.01(b) after the occurrence of the following events, written notice of the creation, establishment or acquisition of any Subsidiary or the issuance by or to the Borrower or any of its Subsidiaries of any Capital Stock; and

(j) promptly following any request therefor, (i) such other information regarding the business, financial or corporate affairs of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request, and (ii) all documentation and other information reasonably requested by the Administrative Agent or any Lender that is required for compliance with the Act or other “know your customer” and anti-money laundering rules and regulations, including the Beneficial Ownership Regulation.

Information required to be delivered pursuant to this Section 6.01 shall be deemed to have been delivered if such information, or one or more annual, quarterly or current reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower at http://www.moneygram.com and, except in the case of quarterly and annual financial statements under Section 6.01(a) and Section 6.01(b), the Borrower has given notice that such reports are so available. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. If any information which is required to be furnished to the Lenders under this Section 6.01 is required by law or regulation to be filed by the Borrower or the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.09); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.02. Use of Proceeds.

(a) The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including the repayment or refinancing of the Existing Debt, making Restricted Payments (including, without limitation, the repurchase of Capital Stock of the Borrower) and the payment of the costs, fees and expenses of the Transactions and acquisitions permitted hereunder. Neither the Borrower, nor any of its Subsidiaries will use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulation U.

(b)

(i) Neither the Borrower nor any of its Subsidiaries will, directly, or to the Borrower’s or its Subsidiaries’ knowledge, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (except to the extent permitted for a Person required to comply with the Sanctions), or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

(ii) Neither the Borrower nor any of its Subsidiaries will, directly, or to the Borrower’s or its Subsidiaries’ knowledge, indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in any other jurisdiction applicable to the Borrower or its Subsidiaries.

Section 6.03. Notices. The Borrower will promptly notify the Administrative Agent of:

(a) the occurrence of any Default or Unmatured Default;

(b) [Reserved]; and

(c) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a contractual obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Entity; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in the financial or payment services industry or the support thereof and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except as permitted by Sections 6.15 and 6.16 or where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure to pay any such taxes or other amounts could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance on all its Property as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of similar sizes, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. The Borrower will furnish to any Lender upon request full information as to the insurance carried (but no more often than once per year absent a Default).

Section 6.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

Section 6.08. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business, routine obsolescence and casualty or condemnation), and from time to time make or cause to be made, all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case, except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep adequate books of record and accounts to allow preparation of financial statements in accordance with GAAP and permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The costs of such inspections shall be for the account of the Borrower, except in the case of (a) a Lender inspection in the absence of the occurrence and continuation of a Default, which shall be done at such Lender’s expense, or (b) any Administrative Agent inspections in excess of one inspection during any 12-month period in the absence of the occurrence and continuation of a Default, each of which shall be done at the Administrative Agent’s expense.

Section 6.10. Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply, and undertake all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and any permits issued pursuant to Environmental Laws; obtain and renew all permits issued pursuant to Environmental Laws necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to so comply with such Environmental Laws, or undertake any such cleanup, removal, remedial or other action to the extent that (a) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.11. Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower will (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so (including, without limitation, grant mortgages over fee-owned real property to the extent not excluded from the Collateral under Section 6.24).

Section 6.12. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s.

Section 6.13. Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or pay any Restricted Payments, except that, in each case, so long as no Default or Unmatured Default then exists or would result therefrom, the following shall be permitted:

(a) the payment by the Borrower or any Subsidiary of dividends payable in its own Capital Stock (other than Disqualified Stock);

(b) the making of any Restricted Payment in exchange for, or out of the proceeds of, the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (b) of the definition of Basket Amount;

(c) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(d) [Reserved];

(e) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness (“Refinancing Restricted Indebtedness”) of the Borrower, as the case may be, that is incurred in compliance with Section 6.14 so long as:

(i) the principal amount (or accreted value, if applicable) of such Refinancing Restricted Indebtedness does not exceed the principal amount plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (in any case, the “Refinanced Restricted Indebtedness”), plus the amount of any premium required to be paid under the terms of the instrument governing the Refinanced Restricted Indebtedness and any fees and expenses incurred in the issuance of such Refinancing Restricted Indebtedness;

(ii) such Refinancing Restricted Indebtedness is subordinated (whether in respect of rights to payment or priority of liens) to the Obligations at least to the same extent as such Refinanced Restricted Indebtedness;

(iii) such Refinancing Restricted Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Restricted Indebtedness; and

(iv) such Refinancing Restricted Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Refinanced Restricted Indebtedness;

(f) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Borrower held by any current or former employee, director, manager or consultant of the Borrower or any Subsidiary (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or similar agreement; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) in any four-fiscal quarter period shall not exceed $2,750,000 as of the last day of such four-fiscal quarter period;

(g) Restricted Payments in an amount not to exceed the Remaining Basket Amount determined at such time, so long as after giving effect to any such Restricted Payment made pursuant to this clause (g), the Total Leverage Ratio, determined on a pro forma basis, does not exceed 3.000:1.000;

(h) the payment by any Subsidiary of any dividends or distributions to the Borrower and to any other Subsidiary (and, in the case of a Restricted Payment by a non- Wholly-Owned Subsidiary, to the Borrower and any other Subsidiary and to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests);

(i) [Reserved]; and

(j) other Restricted Payments which, when aggregated with all other Restricted Payments made pursuant to this clause (j) after the Closing Date do not exceed $16,500,000.

Notwithstanding the foregoing, (i) the making of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such payment or redemption would have complied with the provisions of this Agreement and (ii) none of the foregoing clauses (a) through (j) of this Section 6.13 shall be utilized to lease, sell or otherwise dispose of Material Registered IP.

Section 6.14. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, nor will it permit Borrower or any of its Subsidiaries to issue preferred stock (other than shares of preferred stock of the Borrower or any of its Subsidiaries issued to the Borrower or a Guarantor), except:

(a) Obligations of the Loan Parties under the Loan Documents;

(b) Indebtedness existing on the Closing Date and described in all material respects in Schedule 6.14;

(c) Indebtedness incurred under the First Lien Credit Agreement comprising (i) the First Lien Revolving Facility in an aggregate principal amount not to exceed $35,000,000, (ii) the First Lien Term Facility in an aggregate principal amount not to exceed $645,000,000 and (iii) Incremental Term Loans and Additional Revolving Facilities incurred in accordance with Section 2.25 of the First Lien Credit Agreement (as in effect on the date hereof) and, when aggregated with the principal amount of all Indebtedness incurred pursuant to Section 6.14(u), in an aggregate principal amount not to exceed $125,000,000 at any one time outstanding;

(d) unsecured Indebtedness for borrowed money incurred by any Loan Party; provided, however, that after giving effect to the incurrence of such Indebtedness, the Total Leverage Ratio, determined on a pro forma basis, does not exceed 3.700:1.000;

(e) Indebtedness or preferred stock of (i) the Borrower or a Guarantor incurred to finance an acquisition permitted hereunder or (ii) Persons that are acquired by the Borrower or a Guarantor or merged into the Borrower or a Guarantor in accordance with the terms of this Agreement; provided, however, that after giving effect to such acquisition or merger, the Total Leverage Ratio, determined on a pro forma basis, does not exceed 3.500:1.000;

(f) Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g) Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that:

(i) such Indebtedness is not reflected on the balance sheet of the Borrower or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed to be reflected on such balance sheet for purposes of this clause (g)(i)); and

(ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower or any Subsidiary in connection with such disposition;

(h) (i) Indebtedness of the Borrower to a Guarantor or (ii) Indebtedness of a Guarantor to the Borrower or another Guarantor; provided that any such Indebtedness is made pursuant to an intercompany note; provided further that any subsequent transfer of any such Indebtedness (except to the Borrower or another Guarantor) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (h);

(i) the guarantee by the Borrower or any of the Guarantors of Indebtedness of the Borrower or a Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(j) the incurrence by the Borrower or any Subsidiary of Indebtedness or issuance of preferred stock that serves to extend, refund, refinance, renew, replace or defease any Indebtedness or preferred stock incurred or issued as permitted under clause (b), (c), (d) or (e) above, this clause (j), clause (u) below or any Indebtedness or preferred stock incurred or issued to so refund or refinance such Indebtedness or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or preferred stock being refunded or refinanced;

(ii) to the extent such Refinancing Indebtedness refinances (A) Indebtedness subordinated or pari passu (whether in respect of rights to payment or priority of liens) to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded; or (B) preferred stock, such Refinancing Indebtedness must be preferred stock;

(iii) shall not include:

(A) Indebtedness or preferred stock of a Subsidiary that refinances Indebtedness or preferred stock of the Borrower; or

(B) Indebtedness or preferred stock of a Subsidiary that is not the Borrower or a Guarantor that refinances Indebtedness or preferred stock of the Borrower or a Guarantor; and

(iv) is in a principal amount not in excess of the principal amount of Indebtedness being refunded or refinanced (including (A) additional Indebtedness incurred to pay premiums, fees and expenses in connection therewith and (B) in the case of Indebtedness incurred under clause (c) or clause (u), additional Indebtedness that when combined with the principal amount of the applicable Refinancing Indebtedness does not exceed the maximum principal amount permitted to be incurred under clause (c) or clause (u), as applicable);

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided such Indebtedness is extinguished within five Business Days of its incurrence;

(l) the incurrence by the Borrower or any Subsidiary of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations in the ordinary course of business;

(m) Indebtedness that may be deemed to exist pursuant to any performance, completion or similar guarantees, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or reclamation bonds, statutory obligations or similar obligations (including any bonds or letters of credit issued with respect thereto and all guarantee, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;

(n) obligations incurred in connection with any management or director deferred compensation plan;

(o) Indebtedness in respect of (i) employee credit card programs and (ii) netting services, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any such arrangements, the total amount of all deposits subject to such arrangement at all times equals or exceeds the total amount of overdrafts subject to such arrangement;

(p) (x) overnight Repurchase Agreements incurred in the ordinary course of business and (y) Repurchase Agreements with maturities of less than 30 days (and excluding Indebtedness incurred pursuant to clause (x) of this clause (p)) which at any one time outstanding do not exceed $27,500,000;

(q) Indebtedness (including Finance Lease Obligations) and preferred stock incurred by the Borrower or any Guarantor, the proceeds of which are applied to finance the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness and preferred stock then outstanding and incurred pursuant to this clause (q) and including all Indebtedness and preferred stock incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (q), and taken together with any other Indebtedness incurred pursuant to Section 6.14(t) and Section 6.14(w), does not exceed $27,500,000;

(r) [Reserved];

(s) loans and advances owing by any Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary;

(t) Indebtedness owing by any Non-Guarantor Subsidiary so long as the aggregate amount of Indebtedness incurred pursuant to this clause (t), taken together with any other Indebtedness incurred pursuant to Section 6.14(q) and Section 6.14(w), does not at any one time outstanding exceed $27,500,000 and guarantees of such Indebtedness by the Borrower or any Guarantor;

(u) Indebtedness in respect of Pari Passu First Lien Notes issued in accordance with Section 2.25 of the First Lien Credit Agreement (as in effect on the date hereof) and, when aggregated with the principal amount of all Indebtedness incurred pursuant to Section 6.14(c)(iii), in an aggregate principal amount not to exceed $125,000,000 at any one time outstanding;

(v) Indebtedness owing by a Non-Guarantor Subsidiary to the Borrower or a Guarantor (i) as a result of any Investment permitted under Section 6.17(d), 6.17(s), 6.17(t) or 6.17(v) or (ii) incurred solely to the extent necessary to satisfy regulatory requirements under applicable Law (such Indebtedness incurred pursuant to this Section 6.14(v)(ii), “Regulatory Intercompany Debt”); and

(w) Indebtedness of the Borrower and Indebtedness or preferred stock of the Borrower or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness or preferred stock then outstanding and incurred pursuant to this clause (w), taken together with any other Indebtedness incurred pursuant to Section 6.14(q) and Section 6.14(t), does not at any one time outstanding exceed $27,500,000.

Without limiting the generality of the foregoing, neither the Borrower nor any Subsidiary shall incur or have outstanding any Indebtedness to the SPEs.

For purposes of determining compliance with this Section 6.14: (i) in the event that an item of Indebtedness or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness or preferred stock described in clauses (a) through (w) above, the Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness or preferred stock in one of the above clauses; and (ii) at the time of incurrence or reclassification, the Borrower will be entitled to divide and classify an item of Indebtedness or preferred stock in more than one of the types of Indebtedness or preferred stock described in clauses (a) through (w) above. Notwithstanding the foregoing, Indebtedness incurred under Section 6.14(a) and Section 6.14(c) may not be reclassified.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.14.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 6.15. Merger.

(a) The Borrower will not consolidate, merge, liquidate or dissolve with or into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all the properties or assets of the Borrower and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i) either:

(A) the Borrower is the surviving company; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company, if other than the Borrower, expressly assumes all the Obligations of the Borrower under the Loan Documents pursuant to documents in form reasonably satisfactory to the Administrative Agent;

(iii) immediately before and after such transaction, no Default or Unmatured Default exists;

(iv) the Total Leverage Ratio of the Successor Company, determined on a pro forma basis as if such transaction had occurred at the beginning of the applicable four-quarter period, would not exceed 4.500:1.000;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) below applies, shall have confirmed that its Obligations under the applicable Loan Documents to which it is a party remain outstanding pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(vi) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such consolidation, merger or transfer complies with the provisions described in this clause (a).

The Successor Company will succeed to, and be substituted for the Borrower under this Agreement and each other Loan Document.

Notwithstanding the foregoing (but subject to clause (b) below), any Subsidiary of the Borrower may consolidate with, merge, liquidate or dissolve into or transfer all or part of its properties and assets to the Borrower or to another Subsidiary.

(b) No Guarantor will, and the Borrower will not permit any Guarantor to, consolidate or merge with or into or dissolve or liquidate into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets in one or more related transactions, to any Person unless:

(i) (A) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”); and

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Loan Documents pursuant to documents in form reasonably satisfactory to the Administrative Agent; and

(C) immediately before and after such transaction, no Default or Unmatured Default exists; or

(ii) such transaction is made in compliance with Section 6.16 (without regard to Section 6.16(k)) or constitutes an Investment permitted by Section 6.17.

The Successor Person will succeed to, and be substituted for such Guarantor under the Guaranty and each other Loan Document.

Notwithstanding the foregoing, any Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or to another Guarantor.

Section 6.16. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a) the disposition of (i) Cash and Cash Equivalents in the ordinary course of business, (ii) obsolete or worn out equipment or other tangible personal property or (iii) inventory sales in the ordinary course of business;

(b) transfers of property subject to casualty, condemnation or similar events (including in lieu thereof) upon receipt of the Net Proceeds in respect thereof;

(c) the disposition of Portfolio Securities (other than Specified Securities) for Cash and Cash Equivalents or securities contained in the Restricted Investment Portfolio;

(d) the making of any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.13 or 6.17, as applicable;

(e) the unwinding of any Rate Management Transaction;

(f) [Reserved];

(g) sales of securities pursuant to Repurchase Agreements;

(h) sales, transfers or other dispositions of its Property (other than Material Registered IP) to an SPE made in compliance with Section 6.17(f);

(i) transfers from a Subsidiary to the Borrower, from the Borrower to any Guarantor, from a Guarantor to any other Guarantor or from a Non-Guarantor Subsidiary to the Borrower or a Subsidiary;

(j) sales or dispositions of the official check business by the Borrower and the Subsidiaries;

(k) the disposition of all or substantially all the assets of the Borrower or any Subsidiary in a manner permitted pursuant to Section 6.15;

(l) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(m) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(n) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(o) foreclosures on assets;

(p) [Reserved];

(q) the granting of Liens otherwise permitted by this Agreement;

(r) sales of accounts receivable in connection with the collection or compromise thereof;

(s) the abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(t) leases, sales or other dispositions of its Property (other than Material Registered IP) that, together with all other Property of the Borrower and the Subsidiaries previously leased, sold or disposed of as permitted by this clause (t) during the twelve month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and the Subsidiaries; provided that each such lease, sale or other disposition pursuant to this Section 6.16(t) (x) shall be made for fair market value (as determined by the Borrower in good faith) and (y) at least 75% of the aggregate consideration received by the Borrower and its Subsidiaries shall be in the form of Cash and Cash Equivalents;

(u) the abandonment of the Investments described on Schedule 6.16;

(v) the sale or other disposition of Specified Securities; and

(w) sales or other dispositions comprising all or a portion of the Tax-Efficient Restructuring.

For purposes of this Section 6.16, Property of a Subsidiary shall be deemed to include Capital Stock (other than preferred stock) of such Subsidiary issued or sold to any Person other than (x) a Loan Party, (y) in the case of a Foreign Subsidiary, a Wholly-Owned Subsidiary of the Borrower, or (z) any Capital Stock issued to an equity holder other than the Borrower or a Subsidiary to maintain its pro rata ownership. Notwithstanding the foregoing, none of the foregoing clauses (a) through (w) of this Section 6.16 shall be utilized to lease, sell or otherwise dispose of Material Registered IP.

Section 6.17. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make any Acquisition of any Person or make any Investment in any Person, except:

(a) Acquisitions of (or all or substantially all of the assets of) entities engaged in a Similar Business, so long as (i) the acquired entity becomes a Subsidiary of the Borrower and, if the acquired entity is a Domestic Subsidiary, the acquired entity (x) becomes a Guarantor to the extent required by Section 6.23 and, to the extent required by Section 6.24, pledges its assets as Collateral or (y) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Borrower or a Guarantor; (ii) after giving effect to such acquisition and determined on a pro forma basis, the Total Leverage Ratio shall not exceed 4.500:1.00; (iii) for any Acquisition with aggregate consideration in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer setting forth the calculations demonstrating such compliance; (iv) both before and after giving effect to such acquisition no Default or Unmatured Default exists and (v) in the case of Acquisitions of Subsidiaries that are Non-Guarantor Subsidiaries, the aggregate amount of Investments in all Non-Guarantor Subsidiaries for all such Acquisitions under this clause (a) shall not exceed (I) (A) $66,000,000 less (B) the aggregate amount of all Investments made at or prior to such time pursuant to clause (d) and clause (s) of this Section 6.17 plus (II) the Remaining Basket Amount;

(b) [Reserved];

(c) any Investment in the Borrower or any Guarantor;

(d) any Investments by the Borrower or any Guarantor in any Non-Guarantor Subsidiary (other than any SPE) made pursuant to this clause (d) and clause (s) of this Section 6.17 after the Closing Date in an aggregate amount not exceeding $66,000,000 less the aggregate amount of Investments made at or prior to such time pursuant to clause (a)(v)(I) above;

(e) Investments made in any Non-Guarantor Subsidiary (but not any SPE) by another Non-Guarantor Subsidiary;

(f) Investments in SPEs to provide for payment obligations in the ordinary course pursuant to arrangements with customers and counterparties existing on the Closing Date;

(g) any Investment in Cash or Cash Equivalents;

(h) any Investment in the Restricted Investment Portfolio;

(i) any Investment existing on the Closing Date (excluding assets held by any SPE) or made pursuant to legally binding written commitments in existence on Closing Date which, in either case, is set forth in all material respects on Schedule 6.17(i), and any Investment that replaces, refinances or refunds any such Investment; provided that such replacing, refinancing or refunding Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(j) loans and advances to employees, directors, managers or consultants of the Borrower or any of its Subsidiaries for reasonable and customary business related travel expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business whether or not consistent with past practice, and payroll advances in an aggregate outstanding amount at any time (without giving effect to any writeoffs, writedowns or forgiveness) not exceeding $1,100,000;

(k) any Investment acquired by the Borrower or any Subsidiary:

(i) in exchange for any other Investment or accounts receivable held by the Borrower or any Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Investment or accounts receivable; or

(ii) as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(l) Investments to the extent the payment for which consists of Capital Stock (other than Disqualified Stock) of the Borrower;

(m) Investments consisting of guarantees by the Borrower or any Subsidiary of Indebtedness owing by Non-Guarantor Subsidiaries permitted under Section 6.14(t);

(n) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(o) any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an asset sale made pursuant to Section 6.16;

(p) Rate Management Obligations permitted hereunder;

(q) receivables owing to the Borrower or any of its Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(r) upfront payments, signing bonuses and similar payments paid to agents and guaranties of agent commissions, in each case in the ordinary course of business and consistent with past practice;

(s) Investments by MoneyGram Payment Systems, Inc. in one or more Non-Guarantor Subsidiaries arising directly as a result of the Tax-Efficient Restructuring (through contributions to equity of, or intercompany loans or advances to, such Non-Guarantor Subsidiaries);

(t) any Investment not permitted by the other provisions of this Section 6.17 in an amount not to exceed the Remaining Basket Amount determined at such time;

(u) transfers from the Borrower or a Guarantor to a Non-Guarantor Subsidiary of Property (other than Material Registered IP) with an aggregate fair market value of not greater than $38,500,000 and which constitute Investments;

(v) additional Investments in an aggregate amount, taken together with all other Investments previously made pursuant to this clause (v), not to exceed $13,750,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(w) Investments by Loan Parties in Non-Guarantor Subsidiaries to the extent constituting Regulatory Intercompany Debt.

Notwithstanding the foregoing, none of the foregoing clauses (a) through (w) of this Section 6.17 shall be utilized to lease, sell or otherwise dispose of Material Registered IP.

Section 6.18. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a) Liens created to secure the obligations permitted under Section 6.14(c); provided that (x) neither the Borrower nor any of its Subsidiaries shall grant any such Liens on any Property that does not also secure the Obligations and (y) such Liens extend only to assets constituting Collateral for the First Lien Term Facility;

(b) Liens created pursuant to the Collateral Documents;

(c) Liens for taxes, assessments or governmental charges, claims or levies not yet overdue for a period of more than 30 days or subject to penalties for nonpayment, or which are being contested in good faith and by appropriate proceedings;

(d) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding in good faith with an appeal or other proceeding for review so long as no such Lien secures claims constituting a Default under Section 7.08;

(e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;

(g) Liens in existence on the Closing Date and identified in all material respects on Schedule 6.18 hereto;

(h) ordinary course pledges or deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness for borrowed money) or leases to which such Person is a party or deposits as security for contested taxes, import duties or the payment of rent;

(i) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or securing bonds required by applicable state regulatory licensing requirements or letters of credit or bank guarantees or similar instruments in lieu of such items or to support the issuance thereof issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(j) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property owned by the Borrower or any Subsidiary and that such Liens are released within 30 days of such Person becoming a Subsidiary;

(k) Liens on property at the time the Borrower or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; and provided further that the Liens may not extend to any other property owned by the Borrower or any Subsidiary;

(l) licenses, sublicenses, leases or subleases entered into in the ordinary course of business that do not materially impair their use in the operation of the business of the Borrower and the Subsidiaries, taken as a whole; provided that any such licenses, sublicenses, leases or subleases with respect to Material Registered IP shall be non-exclusive;

(m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n) deposits made in the ordinary course of business to secure liability to insurance carriers;

(o) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(p) any attachment or judgment Lien against the Borrower or any Subsidiary, or any property of the Borrower or any Subsidiary, so long as such Lien secures claims not constituting a Default under Section 7.08;

(q) the deposit or pre-funding of amounts (including through delivery to a payment agent) to satisfy payment service or reimbursement obligations owed or estimated to be owed by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business;

(r) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.14(e)(ii) or Section 6.14(q); provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.14(e)(ii) or Section 6.14(q) are solely on the assets financed, purchased, constructed, improved or acquired or assets of the acquired entity as the case may be, and the proceeds and products thereof and accessions thereto and (y) Liens securing Indebtedness incurred or assumed pursuant to (1) Section 6.14(e) shall be subject to the Borrower satisfying a maximum Total Leverage Ratio of 3.500:1.00 and a maximum Secured Leverage Ratio of 3.450:1.000, in each case determined on a pro forma basis at the time of incurrence or assumption, and (2) Section 6.14(q) do not exceed the amount of Indebtedness permitted to be incurred pursuant to Section 6.14(q);

(s) Liens to secure Indebtedness up to $1,500,000 permitted under Section 6.14(o)(i);

(t) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u) any Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien of the type referred to in clause (b), (g), (j), (k) or (r) (or in this clause (u) and originally of the type referred to in such other clauses); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and the proceeds and products thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness permitted pursuant to such clause (b), (g), (j), (k) or (r) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(v) Liens in favor of the Borrower or any Guarantor;

(w) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(x) Liens solely on any cash earnest money deposits relating to asset sales or acquisitions not in the ordinary course in connection with any letter of intent or purchase agreement not prohibited by this Agreement;

(y) Liens securing Indebtedness evidenced by Pari Passu First Lien Notes issued in accordance with Section 2.25 of the First Lien Credit Agreement (as in effect on the date hereof);

(z) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower or a Guarantor permitted to be incurred in accordance with Section 6.14;

(aa) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(bb) other Liens not otherwise permitted by this Section 6.18 securing obligations not at any time exceeding $13,750,000 in the aggregate.

Section 6.19. Affiliates. The Borrower will not, and will not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower, except:

(a) on terms not materially less favorable to the Borrower or such Subsidiary as the Borrower or such Subsidiary would obtain in a comparable arms’ length transaction, and in connection with such transaction or series of related transactions involving aggregate annual payments or consideration in excess of $10,000,000 the Borrower delivers to the Administrative Agent a resolution adopted by the disinterested members of the board of directors of the Borrower approving such transaction and set forth in an officer’s certificate certifying that such transaction complies with this clause (a);

(b) any Restricted Payments permitted under Section 6.13, any Investments permitted under Section 6.17 and any transactions permitted under Section 6.16(h) or Section 6.16(i);

(c) reimbursement of the Sponsors or their Affiliates for expenses in accordance with the provisions of the Equity Purchase Agreement as in effect on the Original Effective Date; provided, however, that notwithstanding anything contained in this Agreement to the contrary, the Borrower will not, and will not permit any Subsidiary to, pay any management fees to the Sponsors or their Affiliates;

(d) reasonable and customary fees, expenses and indemnities provided in the ordinary course of business to officers, directors, managers, employees or consultants of the Borrower or any Subsidiary;

(e) customary tax sharing arrangements among the Borrower and its Subsidiaries entered into in the ordinary course of business;

(f) transactions among the Loan Parties not expressly prohibited under this Agreement;

(g) any transaction or series of transactions involving consideration of less than $1,000,000;

(h) transactions in existence as of the Closing Date set forth in all material respects on Schedule 6.19;

(i) payments or loans (or cancellation of loans) to employees of the Borrower or any Subsidiary and employment agreements, severance agreements, stock option plans and other similar arrangements with such employees which, in each case are approved by the disinterested members of the board of directors of the Borrower in good faith that are not otherwise prohibited by this Agreement;

(j) the Transactions and the payment of all fees and expenses related to the Transactions; and

(k) the payment of reasonable charges for travel in the ordinary course of business by any officer, director, manager, employee, agent, consultant, Affiliate or advisor of the Borrower or any Subsidiary.

Section 6.20. Amendments to Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend or terminate the Equity Purchase Agreement, the certificates of designation with respect to the Series B Preferred Stock, the Series B-1 Preferred Stock or the Series D Preferred Stock, in each case as defined in, and attached as an exhibit to, the Equity Purchase Agreement, the organizational documents of the Borrower or any Subsidiary or any documents with respect to Subordinated Debt which is Material Indebtedness, in each case in any manner which could reasonably be expected to be materially adverse to the interests of the Lenders or would result in a material breach of this Agreement.

Section 6.21. Inconsistent Agreements. The Borrower shall not, and shall not permit any Subsidiary to, enter into any indenture, agreement, instrument (or amendment thereto) or other arrangement which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining (x) the incurrence or repayment of the Obligations or the ability of the Borrower or any Subsidiary to create or suffer to exist Liens on such Person’s Property securing the Obligations or (y) the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital or (b) pay any Indebtedness owed to, or make loans or advances to, or sell, lease or transfer any of its Property to, the Borrower or any Subsidiary, except that the following are permitted:

(a) contractual encumbrances or restrictions contained in any Loan Document (including any related Rate Management Transaction and its related documentation) or otherwise in effect on the Closing Date;

(b) purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations that impose restrictions on disposition of the property so acquired;

(c) applicable law or any applicable rule, regulation or order or similar restriction;

(d) any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(e) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into relating to the sale or disposition of all or substantially all the Capital Stock or assets of that Subsidiary pursuant to a transaction otherwise permitted by this Agreement;

(f) restrictions imposed by the terms of secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.14 and 6.18 hereof that, in the case of a Loan Party, relate to the assets securing such Indebtedness;

(g) restrictions on cash or other deposits or portfolio securities or net worth imposed by customers or Governmental Entities under contracts entered into in the ordinary course of business;

(h) customary provisions in joint venture agreements, asset sale agreements, sale-lease back agreements and other similar agreements;

(i) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(j) any agreement for the sale or other disposition of a Subsidiary that restricts dividends, distributions, loans or advances by such Subsidiary pending such sale or other disposition;

(k) Permitted Liens;

(l) restrictions and conditions on the creation or existence of Liens imposed by the terms of the documentation governing any Indebtedness or preferred stock of a Non-Guarantor Subsidiary, which Indebtedness or preferred stock is permitted by Section 6.14;

(m) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.17 and applicable solely to such joint venture entered into in the ordinary course of business; and

(n) any encumbrances or restrictions of the type referred to in the lead-in to this Section 6.21 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.22. Board Observer Rights.

(a) On and after the Closing Date, for so long as any Loans are outstanding, the Required Lenders may from time to time by notice to the Borrower appoint (or replace and appoint) one observer nominated by the Required Lenders (the “Lender Observer”) who shall have the right to attend any in person or telephonic or other digitally convened meetings of the board of directors of the Borrower or any other governing body of the Borrower or its Subsidiaries; provided, that, the Lender Observer shall satisfy the governance requirements applicable to the Borrower’s board of directors and (ii) the Lender Observer shall have executed a confidentiality agreement reasonably acceptable to the Borrower prior to attending any meetings of the board of directors of the Borrower.

(b) The Borrower shall deliver to the Required Lenders notice of all meetings (whether in person, telephonically or in other digital manner) of the board of directors of the Borrower or any other governing body of the Borrower or its Subsidiaries and provide the Required Lenders with all information and materials that are distributed to all attendees of such meetings at the same time they are given or distributed to such other attendees, and deliver copies of or a summary of any material actions taken by such board of directors or governing body, as applicable, at such meetings promptly following such meeting; provided that the Required Lenders may be excluded from receiving the relevant portions of any such information, materials, actions or summaries if the Borrower reasonably determines that such exclusion is necessary to avoid a conflict of interest between the Borrower and the Required Lenders or to protect attorney-client privilege, so long as, in each case, the Borrower notifies the Required Lenders of such determination.

Section 6.23. Subsidiary Guarantees. On the Closing Date and thereafter, on or before the 30th day following each date required for delivery of financial statements pursuant to Section 6.01(a) or (b), the Borrower shall cause the following entities to be or become Guarantors hereunder: (i) each Material Domestic Subsidiary at such time, (ii) other Wholly-Owned Domestic Subsidiaries such that, after giving effect thereto, the Subsidiaries of the Borrower that are Guarantors (considered without duplication and without consolidation with any of their respective Subsidiaries that are Non-Guarantor Subsidiaries) account for at least (A) 90% of the total consolidated assets and (B) 90% of the total consolidated revenues, in each case of the Borrower and its Domestic Subsidiaries determined for the most recent fiscal quarter then ended (in the case of (A)) or most recent fiscal year then ended (in the case of (B)) and (iii) each Subsidiary that guarantees the Borrower’s obligations under the First Lien Credit Agreement and any permitted refinancing thereof. To effect the foregoing, the Borrower shall cause an Authorized Officer of each Subsidiary that is so required to become a Guarantor at such time to execute and deliver to the Administrative Agent for the benefit of the Lenders a joinder agreement under the Guaranty in a form (together with any related certificates and opinions reasonably requested by the Administrative Agent) reasonably acceptable to the Administrative Agent. The Borrower shall promptly notify the Administrative Agent at which time any Authorized Officer becomes aware that a Wholly-Owned Subsidiary has become a Material Domestic Subsidiary.

Section 6.24. Collateral. Effective upon any Subsidiary becoming a Guarantor after the Closing Date, the Borrower shall cause such Guarantor within fifteen Business Days after becoming a Guarantor (or such later date as the Administrative Agent may agree) to grant to the Collateral Agent for the benefit of the Secured Parties a second (subject to Permitted Liens) priority security interest in all assets (including real property and the Capital Stock of its Subsidiaries) of such Guarantor pursuant to documentation (including related certificates and opinions) reasonably acceptable to the Administrative Agent. The Borrower will, and will cause the Borrower and each of the Guarantors to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral as the Administrative Agent may reasonably require. Notwithstanding any of the foregoing, (a) neither the Borrower nor any other Guarantor shall be obligated hereby to grant a security interest in any asset if the granting of such security interest would result in the violation of any applicable law or regulation, (b) the Collateral shall not include a security interest in any asset if the granting of such security interest would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the Uniform Commercial Code), (c) fee-owned real property having an individual fair market value of less than $2,500,000 or aggregate fair market value of less than $10,000,000 shall be excluded from the Collateral, (d) the Collateral shall not include cash and cash equivalents, accounts receivable or Portfolio Securities, or deposit or security accounts (except to the extent that the foregoing are proceeds of Collateral; provided that in no event shall any control agreements be required) containing any of the foregoing, other assets requiring perfection through control agreements, letter-of-credit rights, leasehold real property, motor vehicles and other assets subject to certificates of title (other than any corporate aircraft), interests in certain joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties and obligations the interest on which is wholly exempt from the taxes imposed by subtitle A of the Code, (e) the pledge of the Capital Stock of Foreign Subsidiaries shall be limited to 65% of the Capital Stock of material first-tier Foreign Subsidiaries, (f) the Administrative Agent shall have the discretion to exclude from the Collateral immaterial assets, assets as to which it and the Borrower determine that the cost of obtaining such security interest would outweigh the benefit to the Lenders and other assets in which it may determine that the taking of a security interest would not be advisable, and (g) no foreign law security or pledge agreements shall be required.

Section 6.25. [Reserved.]

Section 6.26. Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, conduct its businesses in compliance in all material respects with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions that are applicable to the Borrower or its Subsidiaries and (ii) applicable Sanctions and anti-money laundering laws and regulations, and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.27. Term Financial Covenant. The Secured Leverage Ratio, determined as of the last day of each fiscal quarter (commencing with the fiscal quarter ending September 30, 2019), shall not be greater than 5.500:1.000.

Notwithstanding anything to the contrary contained in this Section, if (1) the Borrower fails to comply with the requirements of this Section 6.27 as of the end of any fiscal quarter and (2) at any time after such fiscal quarter until the date that is 15 days after the date the Borrower is required to deliver financial statements with respect to such period pursuant to Section 6.01, the Borrower receives a cash contribution to its equity capital in exchange for common shares of its Capital Stock and gives written notice to the Administrative Agent that such cash contribution has been received and all or a portion thereof constitutes a Specified Equity Contribution (any amount so identified, a “Specified Equity Contribution”), then the amount of such Specified Equity Contribution will be deemed to be an increase to Consolidated EBITDA solely for the purposes of determining compliance with this Section 6.27 at the end of such fiscal quarter (and for purposes of determining compliance with future periods that include such fiscal quarter) (but such Specified Equity Contribution shall not be included for purposes of determining the Basket Amount or any other purposes hereunder, and there shall be no reduction in Indebtedness pursuant to any cash netting provision with the proceeds of any Specified Equity Contribution for the fiscal quarter for which such Specified Equity Contribution was made); provided that (A) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made for purposes of curing a failure to comply with the requirements of this Section 6.27, and no more than four Specified Equity Contributions may be made from the Closing Date through the Maturity Date made for purposes of curing a failure to comply with the requirements of this Section 6.27 and (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with Section 6.27. If after giving effect to the foregoing recalculations the Borrower shall be in compliance with the requirements of Section 6.27, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default in respect of such covenant that had occurred shall be deemed cured for this purposes of this Agreement. From the date on which the Borrower gives the Administrative Agent written notice of a Specified Equity Contribution with respect to a fiscal period until the 15th day after financial statements are required to be delivered pursuant to Section 6.01 for such fiscal period, none of the Administrative Agent, the Collateral Agent, any Lender or any relevant Secured Party shall exercise any rights or remedies with respect to a breach of Section 6.27 with respect to such fiscal period.

Section 6.28. Limitations on Dispositions of Material Registered IP. Notwithstanding anything to the contrary in this Agreement, (i) no Loan Party shall lease, sell or otherwise dispose of its Material Registered IP to any Person that is not a Loan Party, (ii) no Non-Guarantor Subsidiary shall lease, sell or otherwise dispose of its Material Registered IP to any Person that is not the Borrower or a Subsidiary of the Borrower and (iii) the Borrower and its Subsidiaries may enter into non-exclusive licenses, sublicenses, leases or subleases of Material Registered IP entered into in the ordinary course of business that do not materially impair their use in the operation of the business of the Borrower and the Subsidiaries in accordance with Section 6.18(l).

ARTICLE 7

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 7.01. Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Subsidiaries to the Lenders or the Administrative Agent under or in connection with any Loan Document, any Credit Extension, or any certificate or information required to be delivered under any Loan Document shall be materially false on the date as of which made.

Section 7.02. Non-Payment. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any other obligations under any of the Loan Documents within three Business Days after the same becomes due.

Section 7.03. Specific Defaults. The breach by any Loan Party of any of the terms or provisions of Section 6.02(b), Section 6.03, Section 6.13 through and including Section 6.28.

Section 7.04. Other Defaults. The breach by any Loan Party (other than a breach which constitutes a Default under Section 7.02 or 7.03 of this Article 7) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after written notice thereof from the Administrative Agent to the Borrower.

Section 7.05. Cross-Default. Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any, and provided that such default has not been cured or waived) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that any breach or default of any financial covenants contained in the First Lien Credit Agreement shall not constitute a Default under this Section 7.05 until the date on which the loans under the First Lien Term Facility or the loans under the First Lien Revolving Facility, as the case may be, have been declared to be due and payable as a result of such breach or default of any financial covenants by the requisite number or percentage of the First Lien Lenders as expressly provided for in the First Lien Credit Agreement.

Section 7.06. Insolvency; Voluntary Proceedings. The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal or state bankruptcy laws as now or hereafter in effect, (b) make a general assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal or state bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.06, (f) fail to contest in good faith any appointment or proceeding described in Section 7.07 or (g) not pay, or admit in writing its inability to pay, its debts generally as they become due.

Section 7.07. Involuntary Proceedings. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.06(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.

Section 7.08. Judgments. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more final, non-appealable judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate.

Section 7.09. Reportable Event; ERISA Event. (a) Any Reportable Event shall occur in connection with any Single Employer Plan, and, 30 days after notice thereof shall have been given to the Borrower, such Reportable Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination or liability for withdrawal could reasonably be expected to have a Material Adverse Effect or (b) any ERISA Event shall occur which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.10. Change in Control. Any Change in Control shall occur.

Section 7.11. Withdrawal Liability. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification) could reasonably be expected to have a Material Adverse Effect.

Section 7.12. Loan Document. Any Loan Document shall fail to remain in full force or effect (other than by reason of a release of a Loan Party in accordance with the terms hereof and thereof) or any Loan Party shall assert in writing the invalidity or unenforceability of any Loan Document, or any Loan Party shall deny in writing that it has any further liability under any guaranty of the Obligations to which it is a party, or shall give notice to such effect.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 8.01. Acceleration. If any Default described in Section 7.06 or 7.07 occurs with respect to the Borrower, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, subject to Section 8.02 below, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may declare the Obligations to be due and payable, whereupon, the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In the event of an acceleration of the Obligations under this Agreement pursuant to this

Section 8.01, then, without any further action by the Lenders or the Administrative Agent, there shall be an amount due and payable to the Lenders equal to the applicable Call Premium or such other amount referred to in Section 2.10(b) that would have been payable pursuant to Section 2.10(b) as if the Closing Date Term Loans were voluntarily repaid on such date of acceleration.

Section 8.02. Amendments. Subject to the provisions of this Section 8.02 and Section 8.04 below and the acknowledgement of the Administrative Agent, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that the portion of any Loans held by Specified Debt Funds in the aggregate in excess of 20.0% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time and provided further that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of subsections 8.02(b), (d), (e) and (f), all of the Lenders):

(a) Extend the final maturity of any Loan to a date after the Maturity Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees hereunder (it being understood that the waiver of default interest pursuant to Section 2.14 shall only require the consent of Required Lenders);

(b) Reduce the percentage specified in the definition of Required Lenders;

(c) Increase or extend any Commitment of any Lender hereunder (it being understood that any change to or waivers or modifications of conditions precedent, covenants, Defaults or Unmatured Defaults or of a mandatory prepayment shall not constitute an increase or extension of the Commitments of any Lender);

(d) Permit the Borrower to assign its rights under this Agreement (it being understood that any modification to Section 6.15 or 6.16 shall only require approval of the Required Lenders);

(e) Amend this Section 8.02, Section 2.24, Section 11.02 or any analogous provision in a manner that would by its terms alter the pro rata sharing of payments required hereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the Closing Date and this Section 8.02 may be amended by the Required Lenders to reflect such extensions of credit);

(f) Release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, except, in either case, as contemplated by Section 10.10; or

(g) Alter the amount or application of any prepayment pursuant to Section 2.10.

Without limiting the foregoing and notwithstanding anything herein to the contrary: the consent of the Required Lenders shall be required with respect to any amendment that (A) extends the scheduled date of payment of the principal amount of any Loan, (B) alters the amount or application of any prepayment pursuant to Section 2.10 in a manner adverse to the interests of the Lenders or (C) amends Section 6.27.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.01(b)(iv) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the consent of each such Lender directly affected thereby shall be required to (i) increase or extend the Commitment of such Lender, (ii) extend the final maturity of any Loan, (iii) forgive all or any portion of the principal amount thereof or (iv) amend Section 2.24.

At the request of the Administrative Agent, the Borrower shall identify from the list of Lenders maintained by the Administrative Agent, to the best of Borrower’s knowledge, those Lenders that are Affiliated Lenders.

Section 8.03. [Reserved.]

Section 8.04. Errors. Further, notwithstanding anything to the contrary contained in Section 8.02, if following the Closing Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

Section 8.05. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.02 or as otherwise provided in Section 8.04, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

Section 9.02. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.03. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.04. Entire Agreement. Other than the Fee Letter, the Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof which shall survive and remain in full force and effect during the term of this Agreement.

Section 9.05. Several Obligations; Benefits of This Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Other than as and to the extent specified in Section 12.01(a), this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns and, to the extent expressly contemplated hereby, each Indemnitee, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.06 and 9.08 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.06. Expenses; Indemnification; Damage Waiver.

(a) The Borrower shall pay (i) (A) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, and, if reasonably necessary, of one local counsel for the Administrative Agent in any relevant jurisdiction), and (B) all reasonable and documented fees, charges and disbursements of one external counsel for the Lenders (taken as a whole), and, if reasonably necessary, of one local counsel for the Lenders (taken as a whole), in any relevant jurisdiction, in each case under this subclause (i), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and one counsel for the Lenders (taken as a whole) and, if reasonably necessary, of one local counsel for the Administrative Agent and one local counsel for the Lenders (taken as a whole), in each case in any relevant jurisdiction and, in the event of an actual or perceived conflict of interest, an additional counsel for each group of similarly affected Persons in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses (subject, for the avoidance of doubt, to the limitation on reimbursement of legal fees specified above) incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Bookrunner, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for the Indemnitees and, if reasonably necessary, of one local counsel in any relevant jurisdiction and, in the event of an actual or perceived conflict of interest, an additional counsel for each group of similarly affected Indemnitees in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability arising under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or material breach of any Loan Document by, such Indemnitee or (y) arise from disputes solely among Indemnitees, and in such event solely to the extent that the underlying dispute does not arise as a result of an action, inaction or representation of, or information provided by or on behalf of, the Borrower or any of its Subsidiaries or Affiliates.

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share based on the principal amounts of such Lender’s outstanding Loans (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 9.05.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.07. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 9.08. Non-Liability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arrangers nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arrangers nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, the party from which recovery is sought or any dispute solely between or among the Administrative Agent, the Arrangers and/or any Lender and not involving the Borrower, the Sponsors or their respective Affiliates. Neither the Administrative Agent, the Arrangers nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.09. Confidentiality. The Administrative Agent and each Lender agrees to hold any Information (as defined below) which it or any of its Affiliates may receive from the Borrower in connection with this Agreement (including any and all information received from the Lender Observer) in confidence, except for disclosure (a) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates for use solely in connection with the performance of their respective obligations hereunder contemplated hereby, (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory or self-regulatory officials, (d) to any Person as required by law, regulation, or legal process, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Loan Documents or the enforcement of rights thereunder, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, provided that each such Person agreed to be bound by confidentiality provisions at least as restrictive as provided under this Section 9.09, (g) permitted by Section 12.02, (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement, (j) in connection with a due diligence defense, (k) to bank market-data collectors and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications or (l) to the extent such Information (x) becomes publicly available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower and such source is not known by the Person receiving such Information to be in violation of this Section 9.09. Without limiting Section 9.04, the Borrower agrees that the terms of this Section 9.09 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any Information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.09 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such Information. For the purposes of this Section, “Information” means all information received from the Borrower, its Subsidiaries or their agents or representatives relating to the Borrower, its Subsidiaries or their agents or other representatives or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The parties hereto agree that all information received by the Administrative Agent or any Lender from the Lender Observer shall constitute “Information” for purposes of this Section 9.09 unless such information is available to the Administrative Agent or such Lender on a non-confidential basis prior to disclosure by the Lender Observer.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.09 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.10. Non-Reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

Section 9.11. Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank of America and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

Section 9.12. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each Loan Party acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower, each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers on the other hand, (B) the Borrower and each Loan Party have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each Loan Party are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Lender and each Arranger are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to the Borrower nor any Loan Party nor any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Loan Parties and any of their respective Affiliates, and neither the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Borrower, any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each Loan Party hereby waive and release any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, (i) it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification in relation to the Borrower.

Section 9.14. Lender ERISA Representations.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified “by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.15. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.01. Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article 8, Article 9 and this Article 10 (including Section 9.06, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender, prospective Lender or Participant is a Disqualified Institution or Affiliated Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution or Affiliated Lender.

Section 10.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.06. Resignation or Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall in no event be a Disqualified Institution. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier date as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) The Required Lenders may at any time by notice in writing to the Borrower and the Person then acting as Administrative Agent remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 10.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.06) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.06.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 10.10. Collateral and Guaranty Matters. Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 8.02;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.18(r).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

Section 10.11. Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that may become necessary in connection with the incurrence by the Borrower of Indebtedness pursuant to the First Lien Credit Agreement (including the First Lien/Second Lien Intercreditor Agreement) and the issuance by the Borrower of any Pari Passu First Lien Notes pursuant to Section 2.25 of the First Lien Credit Agreement (as in effect on the date hereof) as attorney-in-fact on behalf of such Lender and agrees that in consideration of the benefits of the security being provided to such Lender in accordance with the Collateral Documents and any such intercreditor agreement and by acceptance of those benefits, each Lender (including any Lender which becomes such by assignment pursuant to Section 12.01 after the date hereof) shall be bound by the terms and provisions of any such intercreditor agreement and shall comply (and shall cause any Affiliate thereof which is the holder of any “second priority obligations” (or similar term) to comply) with such terms and provisions.

Section 10.12. The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

ARTICLE 11

SETOFF; RATABLE PAYMENTS

Section 11.01. Setoff. If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.01 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.02. Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant pursuant to Section 12.01.

ARTICLE 12

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.01(b), (ii) by way of participation in accordance with the provisions of Section 12.01(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.01(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “trade date” is specified in the Assignment and Assumption, as of the trade date, shall not be less than $1,000,000, in the case of any assignment in respect of the Loans, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;

(iii) No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund or the Borrower or any of its Affiliates, an Affiliated Lender or a Specified Debt Fund;

(iv) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (and such Assignment and Assumption shall include a representation by any Affiliated Lender party thereto as to its status as an Affiliated Lender), together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No such assignment shall be made (x) to the Borrower or any of the Borrower’s Affiliates (other than Specified Debt Funds) or Subsidiaries (except with respect to the assignment of Loans in accordance with Section 12.01(h) or 12.01(i)) or (y) to any person that is a Disqualified Institution at the time of such assignment.

(vi) No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the Closing Date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.05 and 9.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.01(d).

Each Lender hereby agrees that it shall not make an assignment of any of its rights and obligations under this Agreement with respect to the Loans to any Disqualified Institution.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons) or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.01(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.01 as though it were a Lender, provided such Participant agrees to be subject to Section 11.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States of America on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. Each Lender hereby agrees that it shall not sell any participations of its rights and obligations under this Agreement with respect to the Loans to any person who is a Disqualified Institution at the time of such sale.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign lender if it were a Lender shall not be entitled to the benefits of Section 3.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.05(d) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) [Reserved.]

(h) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open market purchases, subject to the following limitations:

(i) [Reserved];

(ii) Affiliated Lenders will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of borrowings hereunder, notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article 2; and

(iii) the aggregate principal amount of Loans held at any one time by Affiliated Lenders may not exceed 25% of the aggregate principal amount of all Loans outstanding at such time under this Agreement.

(iv) Notwithstanding anything in Section 12.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans held by any Affiliated Lenders shall be deemed to have been voted pro rata in accordance with the votes of all Lenders other than Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any such actions.

(i) If any assignment is made (i) to an Affiliated Lender such that the aggregate principal amount of Loans held at any one time by Affiliated Lenders described in subsection (h)(iii) above exceeds 25% (a “Disqualified Affiliated Lender”) or (ii) to a Disqualified Institution (a “Disqualified Assignee” and, together with the Disqualified Affiliated Lender, the “Disqualified Assignees”), in each case notwithstanding the restrictions contained in this Section 12.01(i), such Disqualified Assignee shall be required immediately (and in any event within five Business Days) to assign all such Loans then-owned by such Disqualified Assignee in violation of this Section 12.01(i) to another Lender (other than a Defaulting Lender) or Eligible Assignee (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence). The Administrative Agent shall not be responsible for monitoring assignments to, or reversing payments made to, any Disqualified Assignee following its receipt of an assignment.

(j) So long as no Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to the Borrower or any of its Subsidiaries on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open markets purchases, subject to the following limitations and other provisions:

(i) The Borrower shall represent and warrant as of the date of any such purchase and assignment that neither the Borrower nor any of its directors or officers has any material non-public information with respect to the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower and their respective Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to assign Loans to the Borrower as applicable;

(ii) The Borrower will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;

(iii) [Reserved];

(iv) any Loans purchased by the Borrower shall be automatically and permanently cancelled immediately upon acquisition by the Borrower;

(v) notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Loans purchased by the Borrower or the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA; and

(vi) the cancellation of Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.10.

(k) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

Section 12.02. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant, actual or proposed assignee of an interest in the Obligations or Loan Documents (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any financial statements delivered pursuant to Section 6.01 hereof; provided that each Transferee and prospective Transferee agrees to be bound by an agreement with provisions at least as restrictive as those provided under Section 9.09 of this Agreement.

Section 12.03. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(d) or (e), as applicable.

ARTICLE 13

NOTICES

Section 13.01. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to the Borrower, to it at:

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, TX 75201

Attn: John McWilliams, IV

Corporate Treasurer

Telecopier: (214) 999-7696

E-mail: jmcwilliams@moneygram.com

With a copy to:

MoneyGram International, Inc.

1550 Utica Ave S, Ste. 100

St. Louis Park, MN 55416

Attn: Andrew Soong

Assistant Treasurer, FX & Capital Markets

E-mail: asoong@moneygram.com

With courtesy email copies to:

Lauren Baldwin, Head of Capital Markets

E-mail: lbaldwin@moneygram.com

Mo Yang, Treasury Analyst

E-mail: myang@moneygram.com

Aaron Henry, Executive Vice President and General Counsel

E-mail: ahenry@moneygram.com

Robert Villasenor, Associate General Counsel

E-mail: rvillasenor@moneygram.com

Leesa Mason, Sr. Legal Specialist

E-mail: lmason@moneygram.com

(ii)	if to the Administrative Agent for payments and requests for credit extensions, to it at:

Bank of America, N.A.

900 W Trade Street

Mail Code: NC1-026-06-04

Charlotte, NC 28255

Attention: Robert Garvey

Telephone: 980-387-9468

Telecopier: 617-310-3288

Electronic Mail: robert.garvey@baml.com

(iii)	if to the Administrative Agent for all other notices, to it at:

Bank of America, N.A.

Agency Management

555 California Street, 4th Floor

Mail Code: CA5-705-04-09

San Francisco, CA 94104

Attention: Kevin Ahart

Telephone: 415-436-2750

Telecopier: 415-503-5000

Electronic Mail: kevin.ahart@bofa.com

(iv) if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire provided to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and, in the case of notice of Default or Unmatured Default, shall permit notification only by Intralinks or a similar website. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. The Borrower agrees to accept notices and other communications sent to the email addresses set forth above in Section 13.01(a)(i) so long as such notices are also delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier.

Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE 14

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; NO NOVATION

Section 14.01. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic means) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.02. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in, or related to, any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any assignment and assumption agreement, amendments or other modifications, Borrowing Notice, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by it.

ARTICLE 15

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ACKNOWLEDGEMENT AND

CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

Section 15.01. Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 15.02. Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK COUNTY, NEW YORK.

Section 15.03. Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 15.04. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 15.05. Certain Agreements in Respect of Warrants. Bank of America, N.A., in its capacity as a Lender hereunder (in such capacity, “BofA”), has advised the Borrower that BofA is contemplating to assign its Loans to one or more third parties (the “BofA Assignees”) within five Business Days after the Closing Date. In furtherance of the foregoing, BofA has requested and directed the Borrower to, and the Borrower agrees to, not issue BofA its pro rata share of the Warrants (the “Assignment Warrants”) on the Closing Date and instead issue the Assignment Warrants directly to the BofA Assignees promptly upon BofA notifying the Borrower in writing that an Assignment and Assumption pursuant to which 100% of BofA’s Loans have been assigned to the BofA Assignees has been fully executed and delivered and become effective (the “BoA Assignment”). If the BoA Assignment is not consummated within five Business Days after the Closing Date, BofA may direct the Borrower to (a) issue the Assignment Warrants directly to BofA, (b) issue the Assignment Warrants to one or more other assignees of BofA’s Loans or (c) to continue to defer the issuance of the Assignment Warrants pending further instructions from BofA.

[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the undersigned Guarantors, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER: MONEYGRAM INTERNATIONAL, INC.

By:	/s/ John L. McWilliams, IV
Name: John L. McWilliams, IV
Title: Senior Vice President and Corporate Treasurer

GUARANTORS:
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC. MONEYGRAM PAYMENT SYSTEMS, INC. MONEYGRAM INTERNATIONAL PAYMENT SYSTEMS, INC.
By:	/s/ John L. McWilliams, IV
Name: John L. McWilliams, IV
Title: Senior Vice President and Corporate Treasurer

[Signature Page to Second Lien Credit Agreement]

BANK OF AMERICA, N.A., individually, as Administrative Agent and Collateral Agent,

By:	/s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Vice President

[Signature Page to Second Lien Credit Agreement]

BPC LENDING I LLC, as a Lender

By:	/s/ Allan Schweitzer
Name: Allan Schweitzer
Title: Executive Managing Director

[Signature Page to Second Lien Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ John McDowell
Name: John McDowell
Title: Director

[Signature Page to Second Lien Credit Agreement]